Exhibit (a)(1)(i)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Genentech, Inc.
at
$86.50 Net Per Share
by
Roche Investments USA Inc.
a member of the
Roche Group

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 12, 2009, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, satisfaction of:

•	a non-waivable condition that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of common stock (the “Shares”) of Genentech, Inc. (the “Company”) representing at least a majority of the outstanding Shares, excluding Shares owned by Roche Holding Ltd (“Parent”) and its subsidiaries (collectively, the “Roche Group”), the officers, directors and controlling shareholders of Parent and the officers and directors of the Company; and

•	a condition, which may be waived by us in our sole discretion, that Roche Investments USA Inc. (the “Purchaser”) and its affiliates shall have obtained sufficient financing to purchase all outstanding Shares not owned by the Roche Group and all Shares issuable upon exercise of outstanding options and to pay related fees and expenses.

Other conditions to the Offer are described under “The Offer — Section 12 — Conditions of the Offer.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

We remain willing to have discussions with the special committee of the Company’s board of directors and its advisors with respect to a negotiated transaction. If the Purchaser or any of its affiliates enters into a merger agreement with the Company, the Purchaser reserves the right to amend or terminate the Offer in accordance with the terms of the merger agreement.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

The Dealer Manager for the Offer is:

Greenhill

February 9, 2009

IMPORTANT

If you desire to tender all or any portion of your Shares in the Offer, this is what you must do:

•	If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to Mellon Investor Services LLC, the Depositary for the Offer. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer — Section 3 — Procedure for Tendering Shares.”

•	If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call MacKenzie Partners, Inc., the Information Agent for the Offer, at (800) 322-2885, for assistance. See “The Offer — Section 3 — Procedure for Tendering Shares” for further details.

•	If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

* * *

Questions and requests for assistance may be directed to the Information Agent or Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee.

i

ii

SUMMARY TERM SHEET

Roche Investments USA Inc. is offering to purchase all outstanding shares of common stock, par value $0.02 per share, of Genentech, Inc. not owned by Roche Holding Ltd and its subsidiaries for $86.50 per share, net to seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included in this summary term sheet cross-references to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet.

Who is offering to buy my securities?

Our name is Roche Investments USA Inc. We are a Delaware corporation formed for the purpose of making this tender offer. We are an indirect wholly owned subsidiary of Roche Holding Ltd, a joint stock company organized under the laws of Switzerland. The Roche Group owns approximately 55.8% of the outstanding shares of Genentech common stock. In addition, the Roche Group is Genentech’s most significant strategic partner, collaborating with Genentech on the co-development and commercialization of many of Genentech’s key products. See “The Offer — Section 9 — Certain Information Concerning the Purchaser and Parent” and “Special Factors — Section 10 — Related Party Transactions.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding shares of common stock of Genentech not owned by the Roche Group. See “Introduction.”

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay $86.50 per share of Genentech common stock, net to seller in cash, without interest and less applicable withholding taxes. If you are the record holder of shares (i.e., a stock certificate has been issued to you) and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

What are the most significant conditions to the offer?

The offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the offer a number of shares of Genentech common stock representing at least a majority of the outstanding shares, excluding shares owned by the Roche Group, the officers, directors and controlling shareholders of Roche Holding Ltd and the officers and directors of Genentech (which we refer to as the majority of the minority condition) and (ii) our having obtained sufficient financing to purchase all outstanding shares of Genentech common stock not owned by the Roche Group and all shares of Genentech common stock issuable upon exercise of outstanding options and to pay related fees and expenses. The majority of the minority condition is not waivable. Each of the other conditions to the offer may, to the extent permitted by applicable law, be waived by us in our sole discretion. Other conditions to the offer are described under “The Offer — Section 12 — Conditions of the Offer.”

Do you have the financial resources to pay for the shares?

Our obligation to consummate the offer is subject to obtaining sufficient financing to purchase all outstanding shares of Genentech common stock not owned by the Roche Group and all shares of Genentech common stock issuable upon exercise of outstanding options and to pay related fees and expenses. We estimate that we will need approximately $42.1 billion to purchase the shares and pay related fees and expenses. We plan to obtain the necessary funds through a combination of bank borrowings, issuances of debt securities and other sources of financing, as well as from available cash held by the Roche Group. We will only be able to consummate the offer if we have obtained sufficient financing. See “The Offer — Section 10 — Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the offer?

Yes. The financial condition of the Roche Group is relevant to any decision to tender shares of Genentech common stock because the offer is contingent upon obtaining sufficient financing to purchase all outstanding shares not owned by us and all shares of Genentech common stock issuable upon exercise of outstanding options and to pay related fees and expenses. You should consider all of the information concerning the financial condition of the Roche Group included or incorporated by reference into this Offer to Purchase before deciding to tender shares in the offer. See “The Offer — Section 9 — Certain Information Concerning the Purchaser and Parent — Financial Information.”

Have you held discussions with Genentech?

On July 21, 2008, shortly after notifying the Chief Executive Officer and the independent directors of Genentech of its intentions, Roche publicly announced an unsolicited proposal to acquire all of the outstanding shares of Genentech common stock not owned by it pursuant to a negotiated merger at a price of $89 per share in cash. On August 13, 2008, a special committee of the board of directors of Genentech consisting solely of independent directors rejected that proposal as substantially undervaluing Genentech. Since that time, we and our advisors have had numerous discussions with the special committee and its advisors, but we have been unable to reach an agreement on price. In light of the lack of progress, we have decided to make an offer directly to Genentech’s stockholders, thereby giving the public stockholders the opportunity to determine whether to accept the offer. We remain willing, however, to have discussions with the special committee and its advisors with respect to a negotiated transaction. See “Special Factors — Section 1 — Background.”

What does the board of directors of Genentech think of the offer?

We have commenced the offer without obtaining the prior approval or recommendation of Genentech’s board of directors or the special committee. On January 30, 2009, following our announcement that we intended to commence the offer at $86.50 per share of Genentech common stock, the special committee issued a press release in which it “urged shareholders to take no action at this time” with respect to Roche’s offer and stated that the “special committee will take a formal position within 10 business days following the commencement” of the offer. The special committee further stated in the press release that “on August 13, 2008, after careful consideration, it had unanimously concluded that a proposal from Roche to acquire the shares of Genentech not owned by Roche for $89.00 per share substantially undervalued the company” and that “[n]otwithstanding current market conditions, the special committee continues to believe that $89.00 substantially undervalues the company.” The consummation of the offer does not require the approval or recommendation of Genentech’s board of directors or special committee. See “Introduction,” “Special Factors — Section 1 — Background.”

Do you have interests in the offer that are different from my interests as a stockholder of Genentech?

Yes. Our interests in the offer (and any subsequent merger) are different from those of stockholders being asked to sell their shares. In particular, our financial interests with regard to the price to be paid in the offer (and any subsequent merger) are adverse to the interests of stockholders being asked to sell their shares. Also, if you sell shares in the offer or your shares are converted in any subsequent merger, you will cease to have any interest in Genentech and will not have the opportunity to participate in the future earnings or growth, if any, of Genentech. On the other hand, we will benefit from any future increase in the value of Genentech, as well as bear the burden of any future decrease in the value of Genentech. In addition, as Genentech’s most significant strategic partner with numerous commercial relationships with Genentech and its subsidiaries, we have significant commercial interests relating to Genentech that are different from and may be adverse to those of other stockholders of Genentech. See “Special Factors — Section 2 — Purpose of and Reasons for the Offer; Plans for the Company” and “Special Factors — Section 10 — Related Party Transactions.”

What is your position as to the fairness of the transaction?

We believe that the transaction is fair to Genentech’s stockholders who are not affiliated with the Roche Group, based upon the factors set forth under “Special Factors — Section 3 — Position of Roche Regarding Fairness of the Transaction.”

What is the market value of my shares?

On July 18, 2008, the last trading day prior to the date on which Roche first publicly announced its proposal to acquire all of the outstanding shares of Genentech common stock not owned by it, the last sale price of Genentech common stock reported on the New York Stock Exchange was $81.82 per share. On January 29, 2009, the last full trading day before the announcement of our intention to commence the offer, the last sale price of Genentech common stock reported on the New York Stock Exchange was $84.09 per share. On February 6, 2009, the last full trading day before the date of this Offer to Purchase, the last sale price of Genentech common stock reported on the New York Stock Exchange was $83.00 per share. Please obtain a recent quotation for your shares of Genentech common stock prior to deciding whether or not to tender. See “The Offer — Section 6 — Price Range of Shares; Dividends.”

What are the U.S. federal income tax consequences of participating in the offer?

In general, your sale of shares of Genentech common stock pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See “The Offer — Section 5 — Certain U.S. Federal Income Tax Considerations.”

Will the offer be followed by a merger if all the shares are not tendered in the offer?

If following the consummation of the offer the Roche Group owns 90% or more of the outstanding shares of Genentech, we intend to consummate a merger with Genentech in which all remaining public stockholders would receive the same price per share as was paid in the offer, without interest, subject to compliance with the Affiliation Agreement between us and Genentech.

If, on the other hand, the Roche Group does not own 90% or more of the outstanding shares of Genentech following consummation of the offer, we will review our options. These include doing nothing, purchasing shares in the open market or privately negotiated transactions, making a new tender offer or seeking to negotiate a merger or other business combination with Genentech. No assurance can be given as to the price per share that may be paid in any such future acquisition of Genentech shares.

Is this the first step in a going-private transaction?

Yes. The purpose of the offer is to acquire as many of the publicly-held shares as possible as a first step in acquiring the entire equity interest in Genentech. If we are successful, Genentech will no longer be publicly owned and will cease to be listed on the New York Stock Exchange and, assuming there are no other registered securities of Genentech, will cease to be required to make filings with the Securities and Exchange Commission and to comply with the Securities and Exchange Commission rules relating to public companies. See “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations.”

Does Roche have the right to obtain majority representation on Genentech’s board of directors?

Yes. Since 1999, Roche has had the right under Genentech’s bylaws to obtain proportional representation on Genentech’s board of directors at any time. As of the date of this Offer to Purchase, Roche has designated three of the seven members of Genentech’s board of directors. If Roche were to exercise its right under the bylaws, Roche would have majority representation on Genentech’s board of directors.

Unless previously exercised, we currently intend to exercise our right to obtain proportional representation on Genentech’s board of directors when we purchase shares in the offer. See “Special Factors — Section 6 — Effects of the Offer” and “Special Factors — Section 10 — Related Party Transactions — Certain Governance Arrangements — Certificate of Incorporation and Bylaws — RHI’s Right to Proportional Representation.”

If I decide not to tender, how will the offer affect my shares?

The purchase of shares pursuant to the offer will reduce the number of shares of Genentech common stock that might otherwise trade publicly and may reduce the number of holders of shares, which could affect the liquidity and market value of the remaining shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the shares or whether it would cause future market prices to be greater or less than the price paid in the offer. Depending upon the number of shares purchased pursuant to the offer, Genentech’s common stock may no longer meet the standards for continued listing on the New York Stock Exchange. Depending on similar factors and assuming there are no other registered securities of Genentech, Genentech may cease making filings with the Securities and Exchange Commission and being required to comply with the SEC rules relating to public companies. See “Special Factors — Section 6 — Effects of the Offer” and “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations.”

If the offer is consummated and a subsequent merger takes place, stockholders not tendering in the offer will receive the per share consideration paid in the merger.

If the offer is not consummated, we will evaluate our options with respect to Genentech. These include doing nothing, purchasing shares in the open market or privately negotiated transactions, making a new tender offer, seeking to negotiate a merger or other business combination with Genentech, exercising our rights to obtain proportional representation on the board of directors of Genentech and taking a more active role in overseeing the management and policies of Genentech. No assurance can be given as to the price per share that may be paid in any such future acquisition of Genentech shares or the effect any such actions could have on trading price of Genentech’s common stock. See “Special Factors — Section 6 — Effects of the Offer” and “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations.”

How does the Affiliation Agreement affect the offer and any subsequent merger between Genentech and Roche?

The Affiliation Agreement does not affect the offer.

The Affiliation Agreement provides that if we own more than 90% of the outstanding shares of Genentech common stock for more than two months, we must, as soon as reasonably practicable, effect a merger with Genentech. The Affiliation Agreement further imposes conditions in addition to those required by Delaware law on any merger between us and Genentech. See “Special Factors — Section 6 — Effects of the Offer” and “Special Factors — Section 10 — Related Party Transactions — Certain Governance Arrangements — Affiliation Agreement — Business Combinations with RHI.”

How long do I have to decide whether to tender in the offer?

You have until the expiration of the offer to tender. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on Thursday, March 12, 2009, although it may be extended from time to time, in which case we will make a public announcement.

We may elect to provide a “subsequent offering period.” A subsequent offering period, if provided, will be an additional period of time, beginning after we have purchased shares tendered in the offer, during which stockholders may tender their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See “The Offer — Section 1 — Terms of the Offer.”

Can the offer be extended and how will I be notified if the offer is extended?

We may in our sole discretion extend the offer at any time or from time to time for any reason. If we decide to extend the offer, we will inform Mellon Investor Services LLC, the Depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the offer was scheduled to expire. See “The Offer — Section 1 — Terms of the Offer.”

How do I tender my shares?

If you wish to accept the offer, this is what you must do:

•	If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to Mellon Investor Services LLC, the Depositary for the offer. These materials must reach Mellon Investor Services LLC prior to the expiration of the offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer — Section 3 — Procedure for Tendering Shares.”

•	If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the offer, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call MacKenzie Partners, Inc., the Information Agent for the Offer, at (800) 322-2885 for assistance. See “The Offer — Section 3 — Procedure for Tendering Shares.”

•	If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your shares be tendered. See “The Offer — Section 3 — Procedure for Tendering Shares.”

Until what time can I withdraw tendered shares?

You can withdraw some or all of the shares that you previously tendered in the offer at any time prior to the expiration of the offer. Shares may also be withdrawn after April 9, 2009 unless theretofore accepted for payment as provided herein. Once we accept shares for payment, you will no longer be able to withdraw them. In addition, you may not withdraw shares tendered during any subsequent offering period that we may provide. See “The Offer — Section 4 — Withdrawal Rights.”

How do I withdraw tendered shares?

To withdraw tendered shares, you must deliver a written notice of withdrawal, which includes all required information, to Mellon Investor Services LLC, the Depositary for the offer, while you have the right to withdraw the shares. If you tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares. See “The Offer — Section 4 — Withdrawal Rights.”

When and how will I be paid for my tendered shares?

Subject to the terms and conditions of the offer, we will pay for all shares of Genentech common stock validly tendered and not withdrawn promptly after the expiration of the offer. However, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for shares until satisfaction or waiver (where permissible) of all conditions to the offer relating to governmental or regulatory approvals. See “The Offer — Section 2 — Acceptance for Payment and Payment.”

We will pay for your shares by depositing the purchase price with Mellon Investor Services LLC, the Depositary for the offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by the Depositary of such shares, a properly completed and duly executed Letter of Transmittal and any other required documents. See “The Offer — Section 2 — Acceptance for Payment and Payment.”

How will employee stock options be treated in the offer and any subsequent merger?

If you hold vested stock options issued by Genentech, you may accept the offer in relation to the shares of Genentech common stock issued upon exercise of such options so long as, prior to the expiration of the offer, you have validly exercised your Genentech options and tendered the shares issued upon exercise of the options in accordance with the terms of the offer.

If you hold Genentech options (whether vested or unvested) at the time of a second-step merger, we currently intend that your options will be cashed out based on the amount paid in the merger for the outstanding shares.

Are appraisal rights available in either the offer or any subsequent merger?

Appraisal rights are not available in connection with the offer.

However, if a merger is consummated, appraisal rights will be available to holders of shares at the time of the merger who have not voted in favor of the merger, demand appraisal of their shares and otherwise comply with the applicable statutory procedures under Delaware law. See “Special Factors — Section 8 — Dissenters’ Appraisal Rights; Rule 13e-3.”

Whom can I talk to if I have questions about the offer?

You can call MacKenzie Partners, Inc., the Information Agent for the offer, at (800) 322-2885 (toll-free), or Greenhill & Co., LLC, the Dealer Manager for the offer, at (888) 504-7336 (toll-free). See the back cover of this Offer to Purchase.

To the Stockholders of Genentech, Inc.:

INTRODUCTION

Roche Investments USA Inc. (the “Purchaser”), a Delaware corporation and indirect wholly owned subsidiary of Roche Holding Ltd, a joint stock company organized under the laws of Switzerland (“Parent”), is offering to purchase all outstanding shares (the “Shares”) of common stock, par value $0.02 per share, of Genentech, Inc., a Delaware corporation (the “Company”), not owned by Parent and its subsidiaries (the “Roche Group”) for $86.50 per Share, net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Stockholders who have Shares registered in their own names and tender directly to Mellon Investor Services LLC, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if it charges any transaction fees. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of Greenhill & Co., LLC (“Greenhill” or the “Dealer Manager”), the Depositary and MacKenzie Partners, Inc. (the “Information Agent”) incurred in connection with the Offer. See “The Offer — Section 14 — Fees and Expenses.”

The Offer is conditioned upon, among other things:

•	there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the outstanding Shares, excluding Shares owned by the Roche Group, the officers, directors and controlling shareholders of Parent and the officers and directors of the Company (the “Majority of the Minority Condition”); and

•	the Purchaser and its affiliates shall have obtained sufficient financing to purchase all outstanding Shares not owned by the Roche Group and all Shares issuable upon exercise of outstanding options and to pay related fees and expenses (the “Financing Condition”).

The Majority of the Minority Condition is not waivable. Each of the other conditions to the Offer may, to the extent permitted by applicable law, be waived by us in our sole discretion. Other conditions to the Offer are described under “The Offer — Section 12 — Conditions of the Offer.”

According to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008 (the “Company 10-Q”) filed by the Company with the Securities and Exchange Commission (“SEC”), there were outstanding approximately 1,052,033,529 Shares and employee stock options to purchase approximately 78,000,000 Shares (or approximately 1,130,033,529 Shares on a fully diluted basis). The Roche Group owns 587,189,380 Shares representing approximately 55.8% of the outstanding Shares. Except as set forth on Schedule B to this Offer to Purchaser, the officers, directors and controlling shareholders of Parent (including the directors of the Company designated by the Roche Group) do not beneficially own any Shares. Based on information contained in the Company’s Definitive Proxy Statement for its April 15, 2008 Annual Meeting of Stockholders (the “Company Proxy”), we believe that, as of January 31, 2008, the officers and directors of the Company (other than the directors of the Company designated by the Roche Group) beneficially own approximately 9,496,928 Shares (including 9,436,328 Shares issuable upon exercise of employee stock options).

Based on the foregoing, we believe that, as of October 31, 2008, there were approximately 464,783,549 Shares outstanding, excluding Shares owned by the Roche Group, the officers, directors and controlling shareholders of Parent and the officers and directors of the Company. Accordingly, we believe that the Majority of the Minority Condition would be satisfied if approximately 232,391,775 Shares are validly tendered pursuant to the Offer and not withdrawn (assuming that none of the outstanding options are exercised prior to the consummation of the Offer). We have not verified this share capitalization information with the Company, and the actual number of Shares necessary to satisfy the Majority of the Minority Condition may be different as a result of the exercise of options or repurchases of Shares by the Company prior to the expiration of the Offer. For purposes calculating the Majority of the Minority Condition, Shares held by the Company in treasury or any subsidiary of the Company shall not be deemed to be outstanding.

The purpose of the Offer is to acquire as many of the publicly-held Shares as possible as a first step in acquiring the entire equity interest in the Company.

If following the consummation of the Offer the Roche Group owns 90% or more of the outstanding Shares, we intend to consummate, as soon as reasonably practicable, a second-step merger with the Company in which all remaining public stockholders would receive the same price per Share as was paid in the Offer, without interest, subject to compliance with the Affiliation Agreement (as amended, the “Affiliation Agreement”) between the Company and Roche Holdings, Inc., an indirect wholly owned subsidiary of Parent (“RHI”). See “Special Factors — Section 6 — Effects of the Offer.”

If following the consummation of the Offer the Roche Group does not own 90% or more of the outstanding Shares, we will review our options. These include doing nothing, purchasing Shares in the open market or privately negotiated transactions, making a new tender offer or seeking to negotiate a merger or other business combination with the Company. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares. See “Special Factors — Section 6 — Effects of the Offer.”

We have the right under the Company’s bylaws to obtain proportional representation on the Company’s board of directors at any time, which, if exercised, would give us majority representation on the Company’s board of directors. Unless previously exercised, we currently intend to exercise that right when we purchase Shares in the Offer. See “Special Factors — Section 6 — Effects of the Offer.”

Following our announcement of the $89 per Share proposal on July 21, 2008, the Company’s board of directors appointed a special committee consisting of the three independent members of the Company’s board of directors, which was authorized and directed to review, evaluate, negotiate, recommend or not recommend any offer by the Roche Group to acquire securities of the Company or any other proposal for a business combination transaction with the Roche Group. On January 30, 2009, following our announcement that we intended to commence the Offer, the special committee issued a press release in which it “urged shareholders to take no action at this time” with respect to the Offer and stated that the “special committee will take a formal position within 10 business days following the commencement” of the Offer. The special committee further stated in the press release that “on August 13, 2008, after careful consideration, it had unanimously concluded that a proposal from Roche to acquire the shares of Genentech not owned by Roche for $89.00 per share substantially undervalued the company” and that
“[n]otwithstanding current market conditions, the special committee continues to believe that $89.00 substantially undervalues the company.” The Company’s formal response will be made in a Solicitation / Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which will be filed with the SEC and provided to the Company’s stockholders.

We remain willing to have discussions with the special committee and its advisors with respect to a negotiated transaction. If the Purchaser or any of its affiliates enters into a merger agreement with the Company, the Purchaser reserves the right to amend or terminate the Offer in accordance with the terms of the merger agreement.

The Company has never paid a cash dividend on the Shares. While we currently intend that no dividends will be declared on the Shares, we reserve the right to change the Company’s dividend policy, including causing the Company to pay a special or extraordinary dividend to all holders of Shares.

This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, the Company’s stockholders. Any such solicitation will be made only pursuant to a separate proxy solicitation and/or consent solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

SPECIAL FACTORS

1.	Background.

As part of the regular review of the Roche Group’s business, Roche’s senior management reviews Roche’s long-term strategic goals and how to address strategic imperatives and industry developments, such as the continued importance of innovation and increasing importance of scale and efficiencies within the industry. As part of this process, senior management regularly considers potential opportunities for business combinations, acquisitions, dispositions, joint ventures, strategic partnerships, internal restructurings and other strategic alternatives.

Since 1990, the Roche Group has owned at least a majority of the Company’s stock and has been the Company’s most significant strategic partner collaborating with the Company on the co-development and commercialization of many of the Company’s key products. As a result of its majority ownership and extensive and ongoing commercial arrangements with the Company, the Roche Group regularly receives a variety of financial, operating and other information from the Company. In connection with Roche’s ongoing review process, Roche’s senior management has considered from time to time various alternatives with respect to Roche’s investment in the Company, including increasing its representation on the Company’s board of directors, amending certain governance arrangements, modifying the terms of certain commercial arrangements between the Company and the Roche Group (including extending Roche’s product opt-in rights beyond their current term), increasing its stake in the Company and engaging in certain business combinations and restructurings involving the Company. In certain cases, these internal deliberations led to discussions with representatives of the Company although none led to an agreement.

Over the almost 20 years that the Roche Group has owned a majority of the Company’s equity, the Company has grown from a research-focused biotechnology venture into an integrated pharmaceutical organization, with functions and processes in areas like late-stage development, manufacturing, corporate administration and support that duplicate functions performed by the Roche Group. As a result, Roche has concluded that full ownership of the Company would allow the Roche Group to improve operational efficiency by reducing complexity and increasing scale, while enhancing the combined organization’s ability to discover, develop and commercialize new medicines.

In mid-May 2008, Roche began working with Greenhill as its financial advisor and Davis Polk & Wardwell as its legal advisor in connection with exploring a possible going-private transaction. Over the next few months, Roche’s management held a series of meetings and discussions with its advisors regarding different approaches. In the end, Roche’s management concluded that a negotiated merger with the Company would be preferable to other potential structures, such as making a unilateral tender offer directly to the Company’s stockholders. Roche and its advisors also considered other alternatives in addition to, or in lieu of, a potential going-private transaction, including the possibility of Roche exercising its existing governance rights to obtain proportional representation on the Company’s board of directors or otherwise seeking a more active role in the management of the Company.

In June 2008, the Company provided Roche with a summary (the “June LRP Summary”) of the Company’s December 2007 long-range plan containing, among other things, the Company’s forecast for revenues, expenses and cash flows for the years 2009-2018. In the ordinary course of business, the Company’s management prepares each year a detailed long-range plan for the business, which is reviewed and approved by the Company’s board of directors in December. As a majority owned subsidiary, the Company provides a summary of the long-range plan to Roche in June, adjusted to reflect certain results subsequent to December. While we have differences with certain of the projections and assumptions in the June LRP Summary, it was based on the Company’s last board-approved long-range plan prepared in the ordinary course prior to Roche’s proposal to acquire the publicly-held Shares. For a summary of the June LRP Summary, see “Special Factors — Section 5 — Company Financial Projections.”

On July 20, 2008, Parent’s board of directors authorized management to proceed with a proposal to acquire all of the outstanding Shares not owned by the Roche Group for $89 per Share in cash by means of a negotiated merger.

In the early morning in Basel, Switzerland, on July 21, 2008 (which was the evening of July 20, 2008, California time), Dr. Franz B. Humer, Chairman of Roche, placed calls to Dr. Charles A. Sanders, the Lead Director of the Company’s board of directors, and Dr. Arthur D. Levinson, Chairman and Chief Executive Officer of the Company, to advise them of Roche’s intention to make the $89 per Share proposal. Shortly thereafter, Roche delivered the following letter to Debra L. Reed, Dr. Herbert W. Boyer and Dr. Sanders, the three independent members of the Company’s board of directors:

Dear Ms. Reed, Dr. Boyer and Dr. Sanders:

The healthcare industry, particularly with regard to pharmaceuticals, remains under significant pressure to improve innovation and to deliver more and better care and products of high value to society. A combination of these external pressures, our desire to achieve the best possible results for patients, and the necessary delivery of acceptable returns for our shareholders has caused Roche continually to seek ways to enhance innovation and improve our efficiency of operation and overall performance.

Over the course of the nearly 20 years that Roche has owned a majority of the stock of Genentech, the two companies have worked together with great success, to the benefit of all of our shareholders. During those 20 years Genentech has made great innovative contributions to patient care. Roche, over the same period, has progressed from a more diversified healthcare group to one with a sharper focus on innovation-driven activities within therapeutics and diagnostics, and importantly on the interplay between the two in developing personalized solutions and treatment for patients. While continuing its extraordinary research efforts Genentech has also, through its success and resulting growth, gradually come to resemble a major pharmaceutical company, both in terms of overall revenues and functional split of employees. As a result, there is today an opportunity to realize significant synergies by combining the two companies and integrating their operations while continuing the Genentech research engine and early development activities as an independent center under the Genentech name and leadership.

Accordingly, after considerable thought, we have reached the conclusion that combining Genentech and Roche will maximize the potential performance of the two companies and is in the best interests of Roche’s shareholders. In order to compensate Genentech’s public shareholders appropriately, we are proposing a cash merger between Genentech and a Roche subsidiary pursuant to which all currently outstanding shares and options of Genentech other than shares owned by Roche would be converted into cash at US$89.00 per share. This offer would provide a total of US$43.7 billion to equity holders of Genentech other than Roche.

The price we are offering represents a one day premium of 8.8% to Genentech’s closing price of US81.82 on July 18, 2008 and a one month premium of 19.0% to Genentech’s closing price of US$74.76 on June 20, 2008. We believe our offer is both fair and generous and provides an opportunity for all non-Roche Genentech shareholders to receive an immediate premium for all of their shares. We note that while we are committed to a combination of Genentech and Roche, we will not consider any sale or other disposition of Roche’s Genentech stock.

The merger would be subject to the negotiation of mutually acceptable documentation and the approval of a majority of the non-Roche shareholders of Genentech. We anticipate consummating the transaction promptly after Genentech shareholder approval has been obtained.

We understand your role as independent directors and your responsibility and intention to act in the best interests of the Genentech shareholders in reviewing and making a decision with respect to our offer. Accordingly, we expect and encourage you to retain counsel and financial advisors who are experienced in these matters and independent of Roche and Genentech. After you have had a chance to consider our offer with your advisors, we would welcome the opportunity to discuss our proposal with you and your advisors. Roche’s investment banking advisor is Greenhill & Co., and our attorneys are Davis Polk & Wardwell. They and we will be available to discuss matters with you and your advisors at your convenience.

Because we wish to be sure that all Genentech and Roche shareholders are fully informed about the proposal we are making, we have decided to release this letter to the public. (Attached is a copy of the press release that is being issued on July 21 at 6:30 a.m. CET.)

I look forward to speaking to you soon and to working together expeditiously to bring this transaction to a prompt and successful conclusion.

Very truly yours,

Franz B. Humer

cc: Arthur Levinson, Ph.D.

Prior to the open of the trading market in Switzerland on July 21, 2008, Roche issued a press release announcing the $89 per Share proposal. The press release included the full text of the letter that Dr. Humer sent to the Company’s independent directors and noted that any merger agreement would be negotiated between Roche and a special committee of the Company’s independent directors and would, in addition to customary conditions, be subject to the approval of the holders of a majority of the outstanding Shares not owned by Roche. Later that day, the Company issued a press release stating that it had received the $89 per Share proposal and that the Company expected a special committee of the Company’s board of directors, composed of independent directors, to be convened to determine the action to be taken with respect to the proposal.

Soon after the announcement of the $89 per Share proposal, putative shareholder class action lawsuits were filed against Parent and RHI, the Company and the individual members of the Company’s board of directors challenging the proposal and the response of the Company’s board of directors to that proposal in the Court of Chancery of Delaware and in California state and federal court. Ultimately, a total of 31 putative shareholder class action complaints were filed. For a description of the allegations made in the complaints, see “The Offer — Section 13 — Certain Legal Matters; Regulatory Approvals — Certain Litigation.”

On July 22, 2008, Dr. Humer and Dr. Levinson met in San Francisco, California. At the meeting, they discussed the importance of the Company’s ability, notwithstanding any uncertainties created by Roche’s proposal, to retain its talented pool of employees and attract new ones. Both men acknowledged that a significant loss of talented employees could have an adverse impact on the Company’s ability to achieve its strategic and financial objectives. Dr. Humer expressed support for the Company taking action to address this issue.

At the request of Ms. Reed, Dr. Boyer and Dr. Sanders, draft resolutions establishing a committee of the Company’s board of directors composed of Ms. Reed, Dr. Boyer and Dr. Sanders (the “Special Committee”) to consider the $89 per Share proposal were circulated. Over the course of the next two days, counsel for each of the Special Committee, the Company and Roche negotiated the scope of the authority requested by the Special Committee. In addition, at the Special Committee’s request, RHI agreed to execute an acknowledgement that the Roche Group would not have a representative on the Special Committee, notwithstanding the provision of the Company’s bylaws that generally affords RHI proportional representation on committees of the Company’s board of directors. See “Special Factors — Section 10 — Related Party Transactions — Certain Governance Arrangements — Certificate of Incorporation and Bylaws — RHI’s Right to Proportional Representation.”

On July 24, 2008, the Company’s board of directors adopted resolutions by unanimous written consent formally establishing the Special Committee. As requested by the Special Committee, these resolutions:

•	grant the Special Committee the authority, to the fullest extent permitted by the Delaware General Corporation Law (“Delaware Law”), to review, evaluate, negotiate, recommend or not recommend the $89 per Share proposal, any other offer by the Roche Group to acquire securities of the Company or any other proposal for a business combination transaction with the Roche Group;

•	provide that the Company’s board of directors may not recommend the $89 per Share proposal, any other offer by the Roche Group to acquire securities of the Company or any other proposal for a business combination transaction with the Roche Group for approval by the Company’s stockholders without a prior favorable recommendation of the Special Committee; and

•	grant the Special Committee the authority, subject to certain limitations, to take actions with respect to the compensation of the Company’s employees that the Special Committee determines, after consultation with outside advisors, is advisable for the retention of such persons and is in the best interest of the Company.

On July 24, 2008, the Company issued a press release announcing the formation of the Special Committee, that the Special Committee had selected Dr. Sanders as its Chairman and that the Special Committee had retained Goldman, Sachs & Co., as its financial advisor, and Latham & Watkins LLP, as its legal counsel. The press release also stated that “[n]either Genentech nor the special committee has any obligation under the Affiliation Agreement between Genentech and Roche, or otherwise, to agree to a transaction. In addition, the Affiliation Agreement does not obligate Genentech or the special committee to agree to any specific process or any price based on valuation assessments provided by investment banks.”

On August 12, 2008, the Company’s board of directors adopted resolutions by unanimous written consent setting the compensation to be paid to the members of the Special Committee. See “Special Factors — Section 11 — Interests of Certain Persons in the Offer — Special Committee Compensation.”

On August 13, 2008, the Company issued a press release announcing that the Special Committee had unanimously determined to reject the $89 per Share proposal as substantially undervaluing the Company. The press release also stated that the Special Committee “would consider a proposal that recognizes the value of the company and reflects the significant benefits that would accrue to Roche as a result of full ownership.” In addition, the press release announced that the Special Committee had approved, in accordance with its authority, a broad-based employee retention program to address any employee concerns created by the $89 per Share proposal. The retention program is summarized under “Special Factors — Section 11 — Interests of Certain Persons in the Offer — Retention and Severance Plans.”

On August 18, 2008, plaintiffs in certain of the shareholder lawsuits filed court papers seeking an interpretation and/or challenging the validity of certain provisions of the Affiliation Agreement and the Company’s certificate of incorporation. On September 24, 2008, RHI and the directors of the Company designated by the Roche Group entered into a stipulation with the plaintiffs resolving certain of these issues. The stipulation, which was approved by the Court on September 26, 2008, confirms, among other things, that (i) the Affiliation Agreement does not require the Company or the Company’s board of directors to accept any proposal by RHI concerning a business combination involving the Company, (ii) the Affiliation Agreement and the Company’s certificate of incorporation do not eliminate or limit any statutory or common law requirements for the consummation of a business combination involving a member of the Roche Group and the Company and (iii) the Company’s certificate of incorporation does not eliminate or limit the liability of RHI or the directors on the Company’s board of directors designated by us for any alleged breaches of the duty of loyalty.

Beginning in late August, representatives of Greenhill and Goldman Sachs had a series of meetings and telephone calls. At the first meeting between the financial advisors on August 21, 2008 in San Jose, California, the Greenhill representatives presented Roche’s views on the valuation of the Company and detailed the basis upon which the $89 price was determined. The Greenhill representatives explained that the $89 price was determined based on valuation methods, including a discounted cash flow analysis of the June LRP Summary as well as an analysis of precedent “squeeze-out” transactions, the trading performance of comparable public companies and publicly available consensus price targets of financial analysts who cover the Company, each of which representatives of Greenhill summarized and presented to representatives of Goldman Sachs. The Greenhill representatives explained that for purposes of its analysis, a 35% tax rate was assumed. Greenhill assumed the accuracy of all other assumptions contained in the June LRP Summary (without regard to Roche’s view of the reasonableness of these assumptions).

In a subsequent telephone call, representatives of Goldman Sachs asserted that Roche’s valuation was too low and that Roche was not giving appropriate value to various factors, including the synergies that could potentially be realized in connection with the transaction, the potential benefits associated with the Company’s plans to reduce its effective tax rate through the migration of product manufacturing from the U.S. to lower tax jurisdictions, the potential tax benefits that could be realized by the Roche Group through the use of certain intercompany loans and the value of the Company’s long-term marketable debt and equity securities. In response to a question from Greenhill, the Goldman Sachs representatives confirmed that the summary provided to Roche in June of the Company’s December 2007 long-range plan represented the Company’s most current long-range forecasts of the Company’s future performance. Goldman Sachs also asked representatives of Roche on the call to consider including an equity component as part of any transaction, possibly in the form of an earnout or a contingent value right.

On September 2, 2008, Dr. Humer had a brief telephone conversation with Dr. Levinson in which they agreed to meet in New York City when their schedules next permitted.

On September 9, 2008, representatives of Greenhill and Goldman Sachs met again in San Jose, California. At the meeting, the Greenhill representatives indicated that Roche agreed in principle with Goldman Sachs’ assertion that the Company’s long-term marketable debt and equity securities could be viewed as cash equivalents provided they were liquid and did not consist of items that were difficult to value or market, but disagreed with the nature and amount of potential synergies that could realistically be realized in connection with the transaction, the potential benefits associated with the Company’s plans to reduce its effective tax rate and the tax benefits that could be realized from the use of intercompany loans. The Greenhill representatives provided Goldman Sachs with materials supporting these positions, including a bottom-up analysis of expected synergies in the areas of manufacturing, research, development, marketing and general administration and an analysis of potential tax benefits, in each case, based on detailed analyses prepared by Roche with respect to each of these areas of disagreement. In response, the Goldman Sachs representatives reiterated the Special Committee’s view that the $89 price was too low. The Goldman Sachs representatives also indicated that they continued to believe that the expected synergies were too low. In response, Greenhill requested that Roche be provided with the Special Committee’s bottom-up synergies analysis and noted that since the Company was primarily a U.S. business and would continue to operate as an independent unit within the Roche Group following consummation of the transaction, the potential for synergies was significantly less than the other transactions cited by Goldman Sachs. In addition, the Greenhill representatives noted that Roche’s proposal reflects total synergies, even though nearly 40% of these synergies are expected to be realized by Roche irrespective of a transaction. When pressed to specify a value for the Company, the Goldman Sachs representatives reiterated that the Special Committee was not prepared to express a view on value unless and until Roche increased the $89 price. The Goldman Sachs representatives further indicated that the Company had no plans to provide Roche with a more up-to-date financial model prior to the approval of the Company’s next long-range plan in December. The Greenhill representatives responded that Roche had not been provided with any new data that would warrant an increased price and that the Special Committee should engage in a meaningful discussion of valuation and express a view on value.

On September 12, 2008, Dr. Humer and Dr. Levinson met in New York City. At the meeting, they discussed operational matters and Dr. Humer inquired whether the length of the process and any uncertainty created by the $89 per Share proposal were having a negative impact on employee morale and the Company’s ability to hire and retain key employees. Dr. Levinson expressed his view that in light of the adoption of the broad-based employee retention program, employee morale was strong, and cited the recent hiring of a highly-regarded scientist as an indication of the Company’s continuing ability to attract talented employees. Dr. Humer and Dr. Levinson agreed, however, that the longer the process continued, the more likely that uncertainty would negatively impact the Company. Dr. Humer indicated that Roche was prepared to be patient, but reiterated that Roche remained committed to the acquisition of the Company and was not prepared to continue the existing relationship between the companies in which Roche owns a majority of the Company’s equity, but has only limited involvement in the governance and operations of the Company. He also expressed his hope that the Special Committee and Roche would begin constructive discussions as soon as possible.

On September 17, 2008, Dr. Humer and Dr. Sanders had a telephone conversation in which Dr. Humer expressed his disappointment that Goldman Sachs was not engaging in meaningful valuation discussions and had refused to express a view on value. Dr. Humer noted that Greenhill had presented detailed views on valuation and had addressed all specific questions raised by the Special Committee, but that Goldman Sachs had so far refused to engage on specifics regarding valuation other than to contend that the $89 price was too low. Dr. Sanders replied that Roche needed to increase its offer. Dr. Humer responded that Roche would not increase its offer unless it first understood the additional drivers of value, if any, that would justify an increase in the price. Following further discussion, Dr. Humer and Dr. Sanders agreed that they would instruct their financial advisors to have detailed valuation discussions.

On October 2, 2008, representatives of Greenhill participated in a telephone conference call with representatives of Goldman Sachs. As part of the discussions, the Greenhill and Goldman Sachs representatives agreed that if an agreement were reached, it would be important to have a plan to insure that the Company’s research and development organization would maintain its strong position after consummation of the transaction. The Greenhill representatives again requested that Goldman Sachs share the Special Committee’s views on valuation. In response, the Goldman Sachs representatives reiterated that unless Roche increased the $89 price, the Special Committee was not prepared to express a view on value. The Goldman Sachs representatives reiterated that the Company had no plans to provide Roche with a more up-to-date financial model prior to the approval of the Company’s next long-range plan in December. The Greenhill representatives expressed Roche’s frustration with the process and again indicated that Roche had not been provided with any new data, including the previously requested bottom-up synergies analysis, that would warrant an increase to the original proposal, and indicated that while Roche would be patient, if negotiations did not progress, Roche may be forced to consider other available options.

On October 8, 2008, Dr. Levinson, in his capacity as Chairman of the Company’s board of directors, circulated an e-mail to the other members of the board stating that the December meeting of the board would likely be a short meeting held via teleconference. The e-mail further stated that since “we have decided to focus our financial planning resources on supporting the valuation work requested by the Special Committee as they manage the company’s response to the Roche acquisition proposal,” the Company did not plan on updating the Company’s long-range plan at the December meeting in accordance with the Company’s customary practice.

On October 10, 2008, Dr. Humer and Dr. Sanders met in London. At the meeting, they discussed the Company’s upcoming December board meeting. Dr. Humer expressed his view that apart from the matters delegated to the Special Committee, the Company’s board of directors should continue to operate as it had in the past. Specifically, Dr. Humer noted that the December meeting should be “in person” instead of via teleconference, and given the importance of the long-range plan as an annual board matter, the update should occur at the December meeting consistent with prior practice. After further discussion, Dr. Sanders indicated his general agreement and stated that he would take up the matter with Dr. Levinson.

Also at the meeting, Dr. Humer and Dr. Sanders discussed the status of the Special Committee process. Dr. Humer again expressed his disappointment that Goldman Sachs was not engaging in meaningful valuation discussions with Greenhill and repeatedly refused to provide a view on value. Dr. Humer indicated that while Roche’s preference would be to reach an agreement with the Special Committee, Roche was not going to withdraw its offer and simply continue the existing relationship where the Company operates with substantial autonomy despite Roche’s majority ownership. Dr. Humer also stated that while he viewed the rejection of the $89 per Share proposal as the start of negotiations, the repeated refusal of Goldman Sachs to engage in meaningful valuation discussions was not serving any useful purpose. Instead, Dr. Humer stated that continuing such a tactic might force Roche to consider other available alternatives, such as making an offer directly to the Company’s stockholders by means of a tender offer. After further discussion, Dr. Humer and Dr. Sanders outlined a process in which both sides would engage in a detailed discussion of their views on valuation.

On October 12, 2008, Dr. Levinson informed Dr. Humer that in light of Dr. Humer’s concerns, the Company’s board of directors would meet in person in December, and a new long-range plan would be presented for board consideration.

On October 15, 2008, Dr. Humer and Dr. Sanders had a telephone call in which Dr. Sanders informed Dr. Humer that, at the Special Committee’s request, the Company’s management would present an updated business case to Roche and its advisors.

On November 16, 2008, Dr. Sanders and members of senior management of the Company and Roche met in New York City. Also present were the financial advisors to the Special Committee and Roche as well as the legal advisors to the Special Committee, Roche and the Company. At that meeting, the Company’s management presented a financial model setting forth a revised forecast of revenues, expenses and cash flows for the Company for 2009 through 2024 and the assumptions underlying the revised forecast (the “November Financial Model”), and explained the differences between the November Financial Model and the Company’s December 2007 long-range plan. The November Financial Model differs from the December 2007 long-range plan (and the summary of such plan provided to Roche in June 2008) in a number of key areas. It assumes greater price increases, greater pipeline productivity, higher probabilities of technical success for Avastin® (bevacizumab) adjuvant indications and higher projected revenues for Lucentis® (ranibizumab), Herceptin® (trastuzumab) and Raptiva® (efalizumab), while at the same time projecting significantly lower capital expenditures and effective corporate tax rates. The Company’s management noted that the Company’s long-range planning process was principally designed for budgeting and operational purposes and had an inherently conservative bias, often excluding or undervaluing upsides and that the November Financial Model was created to reflect these items. When questioned by representatives of Roche, the Company’s management indicated that it had no plans to update its public guidance based on the updated forecasts contained in the November Financial Model. Roche believes that the November Financial Model was prepared by the Company in connection with the valuation discussions between the Special Committee and Roche in order to persuade Roche to increase the $89 per Share proposal. Based on Roche’s review,

Roche believes that the June LRP Summary represents a more realistic estimate of the Company’s long-term prospects as compared to the November Financial Model. In addition, Roche notes that the June LRP Summary was based on the Company’s last board-approved long-range plan prepared in the ordinary course prior to Roche’s proposal. A summary of the November Financial Model is set forth under “Special Factors — Section 5 — Company Financial Projections.”

Following this meeting, the Company and Roche provided additional information to each other through their respective advisors regarding the assumptions underlying the November Financial Model and other related matters. Additionally, following the meeting, when asked by the Greenhill representatives to specify a value for the Company, the Goldman Sachs representatives replied that the Greenhill representatives should work with the new information provided to them during the November 16, 2008 meeting and said they were not yet prepared to express a view on value, but would be prepared to do so at a later meeting.

On December 10-11, 2008, the Company’s board of directors held its regular December board meeting. At this meeting, the Company’s board of directors discussed the long-range plan presented by management (which was based on the November Financial Model), but did not take action on the proposed long-range plan pending receipt of further information from management. While no long-range plan was approved at this meeting, the Company’s board of directors did, however, approve the 2009 budget.

On December 12, 2008, representatives of Greenhill and Goldman Sachs met in New York City. The Goldman Sachs representatives made a presentation on valuation based on the November Financial Model that included a discounted cash flow analysis, as adjusted by the incremental value associated with the expiration in 2015 of Roche’s “opt-in” rights relating to the Company’s products outside of the United States and reduced by estimated employee stock option expenses, yielding a valuation range of approximately $112 to $115 per Share. The Goldman Sachs representatives described other potential areas of value, such as additional synergies and tax savings, that could imply a higher valuation, but indicated that the Special Committee would be willing to pursue a transaction at $112 per Share. The Greenhill representatives indicated that Roche disagreed with a number of assumptions in the November Financial Model, including key assumptions regarding the Company’s product pipeline, and the financial advisors agreed to continue discussions concerning these assumptions over the next few weeks. Greenhill’s representatives again requested that the Company provide Roche with a detailed bottom-up synergies analysis, which has yet to be provided. Following the meeting, Greenhill’s representatives provided Goldman Sachs’ representatives with a high-level summary of Roche’s key areas of disagreements with the November Financial Model.

Also on December 12, 2008, Dr. Sanders called Dr. Humer to inform him that in an effort to move the process forward Goldman Sachs would be proposing $112 per Share as the price at which the Special Committee would be willing to consider a sale of the Company to Roche.

On January 9, 2009, members of the Company’s senior management met in New York City with representatives of Roche, including senior members of Roche’s research and development team. Also present at that meeting were the financial advisors to the Special Committee and Roche as well as the legal advisors to the Special Committee, Roche and the Company. At the meeting, the Company shared with Roche the Company’s views and assumptions incorporated in the November Financial Model concerning the Avastin adjuvant development program, the National Eye Institute-sponsored study comparing the relative effectiveness of Lucentis and Avastin in the treatment of advanced age-related macular degeneration (sometimes referred as the CATT trial), future price increases, the impact of follow-on biologics and other competitive threats, the Company’s assumptions concerning its pipeline and other matters. The discussion focused on the Avastin adjuvant trials, the Lucentis CATT trial, future price increases and the Company’s assumptions concerning its pipeline of as yet unidentified new molecular entities.

On January 15, 2009, representatives of Greenhill provided representatives of Goldman Sachs with a detailed summary of Roche’s key areas of disagreements with the November Financial Model and the Goldman Sachs December 12, 2008 valuation presentation. The key areas of disagreement included, among other things, assumptions regarding annual price increases, pipeline productivity, development costs, the value of the extension of the Roche Group’s “opt-in” rights relating to the Company’s products outside of the U.S., Avastin adjuvant indications, future revenues for Lucentis, Herceptin and Raptiva and potential tax benefits.

On January 21, 2009, the Company announced that the National Surgical Adjuvant Breast and Bowel Project (NSABP) provided the Company with an updated timeline for the Avastin adjuvant colon cancer trial (NSABP C-08). The NSABP informed the Company that the final NSABP C-08 results could be known and communicated as early as mid-April 2009, although the exact timing of data availability would depend on the timing of disease progression events. The NSABP indicated that if the required number of disease progression events as defined by the study’s statistical analytical plan have not occurred by mid-April, then the NSABP would continue the study. In such case, the Company announced that it anticipates the final results would most likely be known later in the second quarter of 2009.

On January 21, 2009, the Special Committee, through Goldman Sachs, provided Roche and Greenhill with a response to Roche’s January 15, 2009 summary of key areas of disagreements with the November Financial Model, which repeated information previously provided. On January 22, 2009, representatives of Roche, Greenhill and Goldman Sachs, together with the Chief Financial Officer of the Company, participated in a telephone conference call to further discuss these matters.

On January 23, 2009, Dr. Humer and Dr. Sanders spoke by telephone. On the call, Dr. Sanders stated that he believed that the $112 per Share price proposed by the Special Committee was fair and that the $89 per Share price proposed by Roche was not an appropriate starting point for negotiations. In response, Dr. Humer responded that he believed the $89 per Share price was fair for a negotiated transaction and that the $112 per Share price proposed by the Special Committee was not an appropriate starting point for negotiations.

During a conference call on January 27, 2009, representatives of Greenhill and Goldman Sachs reiterated the parties’ respective positions on valuation of the Company. The Greenhill representatives suggested that, given the impasse, Roche would have to evaluate other alternatives including making an offer directly to the Company’s stockholders.

In the early morning in Basel, Switzerland, on January 30, 2009 (which was the evening of January 29, 2009, Eastern Standard Time), Dr. Humer called Dr. Sanders to advise him that Roche would be announcing its intention to commence the Offer. Thereafter, Dr. Humer called Dr. Levinson to inform him of the impending announcement.

Prior to the open of the trading market in Switzerland on January 30, 2009, Roche issued a press release announcing its intention to commence the Offer. Later that day, the Company issued a press release in which the Special Committee “urged shareholders to take no action at this time” with respect to the Offer and stated that the “special committee will take a formal position within 10 business days following the commencement” of the Offer. The Special Committee further stated in the press release that “on August 13, 2008, after careful consideration, it had unanimously concluded that a proposal from Roche to acquire the shares of Genentech not owned by Roche for $89.00 per share substantially undervalued the company” and that “[n]otwithstanding current market conditions, the special committee continues to believe that $89.00 substantially undervalues the company.” Also on that day, RHI sent a letter to the Company demanding a list of the Company’s stockholders of record and certain other information pursuant to Delaware Law for the purpose of disseminating the Offer to the Company’s stockholders.

On February 9, 2009, the Purchaser commenced the Offer.

2.	Purpose of and Reasons for the Offer; Plans for the Company.

Purpose of and Reasons for the Offer.  The purpose of the Offer is to acquire as many of the publicly-held Shares as possible as a first step in acquiring the entire equity interest in the Company.

In our view, full ownership of the Company would allow the Roche Group to improve operational efficiency while at the same time enhancing the combined organization’s ability to discover, develop and commercialize new medicines. Over the years the Company has grown from a research-focused biotechnology venture into an integrated pharmaceutical organization, with functions and processes in areas like late-stage development, manufacturing, corporate administration and support that duplicate functions performed by the Roche Group. We believe that full ownership of the Company would allow the Roche Group to improve operational efficiency by reducing complexity, eliminating duplication and increasing scale across its entire organization. At the same time, we believe that by keeping the Company’s research and early development center intact as an independent unit within the Roche Group, it will be able to preserve the Company’s entrepreneurial culture that has contributed to its success in pioneering new drugs. We further believe that full ownership will allow for sharing of technologies, assets, capabilities and expertise across the Roche Group that, over time, will enhance innovation and the combined organization’s ability to find new solutions for unmet medical needs.

Having decided to pursue the acquisition of the entire equity interest in the Company, we made our initial proposal on July 21, 2008 to acquire the publicly-held Shares for $89 per Share. In light of the lack of progress in reaching an agreement on price with the Special Committee since mid-July, we have considered other alternatives and decided to make a tender offer at a purchase price of $86.50 per Share in cash to be followed by a merger if the Roche Group owns 90% or more of the outstanding Shares following the consummation of the Offer. In structuring the transaction as a tender offer followed by a merger, we considered, among other things, the following:

•	No separate approval of the Company’s board of directors or the Special Committee is required for the Offer, as the Offer is made directly to the Company’s stockholders. In the over six months since we made our $89 per Share proposal, we and the Special Committee have been unable to reach an agreement on price. As a result, we have decided to make the Offer directly to the Company’s stockholders, thereby giving all of the Company’s stockholders unaffiliated with the Roche Group the opportunity to determine whether to accept the Offer.

•	If following the consummation of the Offer, the Roche Group owns 90% or more of the outstanding Shares, we intend to consummate a merger in which all remaining public stockholders will receive the same price per Share as was paid in the Offer, without interest, subject to compliance with the Affiliation Agreement. See “Special Factors — Section 6 — Effects of the Offer” below.

•	A tender offer followed by a merger is a common means of effecting a going-private transaction.

•	The other factors described under “Special Factors — Section 3 — Position of Roche Regarding Fairness of the Transaction” as well as the analyses prepared by Greenhill described under “Special Factors — Section 4 — Summary of Presentation of Greenhill to Roche” supporting a price less than $89 per Share.

We remain willing to have discussions with the Special Committee and its advisors with respect to a negotiated transaction. If the Purchaser or any of its affiliates enters into a merger agreement with the Company, the Purchaser reserves the right to amend or terminate the Offer in accordance with the terms of the merger agreement.

Plans for the Company.  If the Roche Group acquires the entire equity interest in the Company, we currently expect to operate the Company out of the Company’s existing headquarters in South San Francisco, California with the Company’s research and early development unit being operated as an independent unit within the Roche Group. In addition, we expect that our pharmaceutical commercial operations in the United States and our virology research activities would move from Nutley, New Jersey and Palo Alto, California, respectively, to the Company’s site in South San Francisco. Following the proposed moves, the Company’s site in South San Francisco and the Roche Nutley, New Jersey campus would represent the two largest research and development centers in the Roche Group worldwide. Furthermore, we currently expect to maintain the U.S. sales divisions of both Roche Pharma U.S. and the Company fully intact, run out of the Company’s South San Francisco site. Other Company functions, such as manufacturing operations, would likely be combined with the global operations of the Roche Group. Upon consummation of any second-step merger, the Company would be responsible for a substantial portion of the acquisition indebtedness incurred by the Purchaser in connection with the Offer and the second-step merger.

Our current plans for the Company are based on the assumption that the Roche Group acquires full ownership of the Company upon completion of a second-step merger following the consummation of the Offer. If, however, the Offer is consummated but a second-step merger does not take place for any reason, we will evaluate our plans for the Company, which may include, subject to our fiduciary duties under Delaware Law, taking one or more of the actions described in the preceding paragraph. See also “Special Factors — Section 6 — Effects of the Offer.”

The employees of the Company are a crucial asset to the business and operations of the Company and we intend to work closely with the Company’s management to retain the Company’s workforce and to attract new talented employees. We have high respect for the Company’s management and employees, and the Offer does not change our plans for how we intend to integrate and run the combined operations of the Company and Roche Pharmaceuticals U.S.

The Company has never paid a cash dividend on the Shares. While we currently intend that no dividends will be declared on the Shares, we reserve the right to change the Company’s dividend policy, including causing the Company to pay a special or extraordinary dividend to all holders of Shares.

We have the right under the Company’s bylaws to obtain proportional representation on the Company’s board of directors at any time, which, if exercised, would give the Roche Group majority representation on the Company’s board of directors. Unless previously exercised, we currently intend to exercise that right when we purchase Shares in the Offer and intend upon the exercise of such right to elect persons to the Company’s board of directors who will be employees or officers of the Roche Group, unless we otherwise determine.

We expect to continue to review the Company’s assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider and determine what other changes, if any, would be appropriate or desirable. We expressly reserve the right to make any changes that we deem necessary, appropriate or convenient in light of our review or future developments.

Except as otherwise described in this Offer to Purchase, we have no current plans or proposals or negotiations that relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) a material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (iv) any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors and to fill any existing vacancies on the Company’s board of directors or to change any material term of the employment contract of any executive officer; or (v) any other material change in the Company’s corporate structure or business. For information regarding our plans if the Offer is not consummated, see “Special Factors — Section 7 — Conduct of the Company’s Business If the Offer Is Not Consummated.”

3.	Position of Roche Regarding Fairness of the Transaction.

The rules of the SEC require us to express our belief to stockholders of the Company who are unaffiliated with the Roche Group as to the fairness of the transaction.

We believe that the price to be paid in the Offer (the “Offer Price”) is fair to such stockholders. We base our belief on the following factors, each of which, in our judgment, supports our view as to the fairness of the transaction:

•	The Offer Price represents a premium of approximately:

•	5.7% to the closing price of the Shares on July 18, 2008, the last trading day prior to the date of the announcement of the $89 per Share proposal;

•	14.7% to the closing price of the Shares on July 14, 2008, the last trading day one week prior to the date of the announcement of the $89 per Share proposal;

•	15.7% to the closing price of the Shares on June 20, 2008, the last trading day one month prior to the date of the announcement of the $89 per Share proposal;

•	6.5% to the closing price of the Shares on January 30, 2009, the last trading day one week prior to the date on which the Offer was commenced; and

•	4.2% to the closing price of the Shares on February 6, 2009, the last trading day prior to the date on which the Offer was commenced.

•	The Offer Price reflects the fact that the Roche Group already owns a majority of the outstanding Shares and, accordingly, the Offer and any second-step merger do not involve a change of control. As a result, the Offer should not be expected to, and does not, reflect a control premium.

•	The Offer Price reflects the fact that no agreement has been reached with the Special Committee, and, accordingly, the Offer Price does not reflect the incremental value that Roche would ascribe to the benefit of a signed merger agreement with the Company, including the greater certainty of completion and total cost.

•	Since July 21, 2008, when Roche made its initial proposal to acquire the publicly-held Shares for $89 per Share, there have been unprecedented developments in the U.S. and global economies, including the failure or near failure of a number of major businesses, a significant decline in business activities across a wide range of industries with growing layoffs, a severe curtailment in the availability of capital and significant price declines in the capital markets generally and in the biotechnology and pharmaceutical industry specifically.

•	These adverse developments have caused us to revise certain key assumptions in our determination of the fair value of the Company. In particular, we believe that the recent economic developments are not a temporary “blip” resulting in a short-term reduction in market prices, but rather a prolonged general economic downturn that may adversely affect the Company’s long-term prospects.

•	In our view, the changes in the economic and credit environment have fundamentally altered expectations of future cash flows and key valuation assumptions and estimates, resulting in decreased valuations for the Company and other biotechnology companies relative to historical levels.

•	The analyses contained in the presentation provided by Greenhill to Roche described below, which included an overview of premiums paid in other similar transactions, a comparison of certain financial, operating and stock market data for selected publicly traded companies to similar information for the Company and discounted cash flow analyses with respect to the Company, each of which implied valuation ranges for the Shares within which the Offer Price was contained. The Greenhill presentation does not constitute a recommendation as to whether any holder of Shares should tender their Shares in the Offer. A summary of the Greenhill presentation, which does not express an opinion with respect to the fairness of the Offer Price, is set forth in this Offer to Purchase under “Special Factors — Section 4 — Summary of Presentation of Greenhill to Roche.”

•	The Offer Price reflects the fact that we expect that the acquisition of the entire equity interest in the Company would generate annual pre-tax cost synergies of approximately $750 million to $850 million to the combined company by reducing complexity and eliminating duplicative functions. Roche’s $89 per Share proposal reflects total synergies, even though nearly 40% of these synergies are expected to be realized by Roche irrespective of a transaction.

•	The November Financial Model, which is summarized under “Special Factors — Section 5 — Company Financial Projections,” contains numerous estimates and assumptions with respect to the future performance of the Company as well as general industry conditions and general business, economic, regulatory, market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond the Company’s control. The November Financial Model is highly dependent on these estimates and assumptions, each of which involve complex and sometimes subjective judgments. The November Financial Model is based on assumptions that are significantly more optimistic than those underlying the June LRP Summary, despite the clear worsening of the business environment and macroeconomic conditions and in the absence of any significant positive developments relating to the Company or its businesses. We believe that the November Financial Model significantly overstates the current outlook for the Company’s future financial performance. As a result, we discounted the projections included in the November Financial Model accordingly in formulating the Offer.

•	Future Pricing. The November Financial Model assumes price increases, which we believe are optimistic given, among other things, the effect of policy initiatives that may be introduced by the new U.S. administration, weak macroeconomic conditions, the ability of payors to pay for treatments, the effects of new products and the possible implementation of therapeutic reference pricing.

•	Follow-on Biologics. We are also of the view that the November Financial Model does not appropriately take into account the potential impact that follow-on biologics may have on the volume and/or pricing of the Company’s biological products after patent expiry. While the November Financial Model assumes a 30% decline in product revenues in the first two years after patent expiration and a 5% decline in each subsequent year, we believe that the decline in product revenues is likely to be more significant.

•	Pipeline Productivity. The November Financial Model attributes a significant portion of the Company’s value to the productivity of the Company’s product pipeline, including products that have not yet been discovered as well as products currently in clinical trials or pending regulatory review. The productivity of the Company’s product pipeline, however, is inherently uncertain due to the difficulty of accurately predicting the results of key future events that drive pipeline success, such as the number of new molecular entities entering the Company’s pipeline, the probability of technical success for such new molecular entities, development costs and timing of future sales for these products. While the underlying assumptions of pipeline productivity contained in the November Financial Model may be achievable, we view these assumptions as unrealistically optimistic for the following reasons:

•	We believe that it is unrealistic that the Company will be able to achieve its base case assumption of about double average industry success rates in both large and small molecule clinical development programs in perpetuity, as:

•	a substantial expansion of drug discovery projects is required to achieve the assumed increases in the number of new molecular entities discovered per year;

•	technical development capacity, budgetary constraints and competitive products will probably require the Company to make commercial decisions to terminate programs earlier than in the past;

•	the Company has a limited track record in the development of small molecule programs (the Company’s plan anticipates that small molecules will constitute the majority of the Company’s new molecular entities by 2014); and

•	historical technical success rates for large molecule programs are not a meaningful gauge of the Company’s future success rates, especially as the Company moves into disease areas that are unfamiliar to the Company and require significant effort and time to build up expertise and experience.

•	We believe that the November Financial Model significantly underestimates the cost of development activities per new molecular entity. This may limit the number of new molecular entities and/or reduce their economic value.

•	Development Costs. We believe based on our global historical experience that the November Financial Model underestimates development costs for the following reasons:

•	Incremental costs relating to post-approval work and risk evaluation and mitigation strategies arising out of the new regulatory environment in the United States and elsewhere are not appropriately factored into development costs. This is particularly true for the United States and is likely to extend to other major markets around the world.

•	The level of development activities and associated costs for line extensions per molecule assumed in the November Financial Model is in our view underestimated.

•	The Company’s basic development costs are understated compared to Roche’s internal cost benchmarks and assumptions.

•	Avastin Adjuvant Indications. We believe the November Financial Model significantly overestimates the value of Avastin in the adjuvant setting for a number of reasons, including:

•	Roche has a different view than the Company regarding the size of total eligible patient populations for Avastin in the adjuvant setting (particularly for breast cancer), the future potential competitive landscape and pricing.

•	The November Financial Model attributes a greater probability of technical success than we do to the Company’s Phase III study (NSABP C-08) of Avastin plus chemotherapy in patients with early-stage colon cancer (we currently ascribe a 55% probability of technical success to this study while the November Financial Model assumes a 61% success rate) and the Company’s ongoing Phase III study of Avastin in the adjuvant non-small cell lung cancer setting (we currently ascribe a 38% probability of technical success to this study while the November Financial Model assumes a 55% success rate).

•	We believe that there is a meaningful likelihood that the NSABP C-08 trial is not sufficient to receive regulatory approval for Avastin in the adjuvant colon cancer indication, and that further trial results, such as AVANT, may be required.

•	The November Financial Model assumes earlier launch dates for Avastin in the adjuvant breast cancer setting (third-quarter 2012 versus third-quarter 2013) and in the adjuvant non-small cell lung cancer setting (second-quarter 2015 versus first-quarter 2017) than assumed in the summary of the Company’s December 2007 long-range plan provided to Roche in June 2008. Roche does not share the Company’s rationale for moving up the expected launch dates.

•	Other products on the market. We believe that the November Financial Model does not appropriately take into account the long-term impact that potential future competitive products may have on the sales of the Company’s current products. Given the large number of mid to late stage clinical trials conducted by competitors of the Company in various cancer indications, Roche expects future competitive pressure on the Company’s key cancer drugs to be stronger than assumed in the November Financial Model. This also applies to other marketed drugs, such as Lucentis.

•	Raptiva. The recent reported case of progressive multifocal leukoencephalopathy (PML) in a patient receiving Raptiva raises concerns about the commercial potential of that drug. This is not reflected in the November Financial Model.

•	Taxes. The November Financial Model assumes that the Company’s overall effective tax rate will decline significantly. Based on our global experience, we believe that a reduction of this magnitude in the Company’s overall effective tax rate is unlikely to be achieved.

•	Manufacturing Excess Capacity. We believe the Company has significant excess manufacturing capacity for biologics. The November Financial Model discounted the effect of such excess capacity by assuming a successful contract manufacturing operation. We believe that this assumption carries a high degree of uncertainty and risk especially as contract manufacturing is not part of the Company’s business model or core competencies. We believe that no discussions with potential contract manufacturing customers have been initiated. We further note that Roche’s synergy estimates noted above are partly related to the restructuring of this excess manufacturing capacity.

•	Certain Contingencies. We believe that the Company has not provided us with sufficient information as of the date of this Offer to Purchase to appropriately evaluate the downside risk posed by certain of the Company’s contingent liabilities, including various litigation matters to which the Company is a party.

•	Capital Expenditures. The November Financial Model assumes a decrease in capital expenditures going forward (as compared to the June LRP Summary), while at the same time a significant increase in revenue base. We believe that these assumptions are unjustified, and have not, as of the date of this Offer to Purchase, been provided with information that we believe is credible that would change this view.

•	Changes in Net Working Capital. We believe that the assumed decline in working capital (despite a growing revenue base) in the November Financial Model as compared to the June LRP summary is unjustified.

•	June LRP Summary. While we have differences with certain of the projections and assumptions in the June LRP Summary, it was based on the Company’s last board-approved long-range plan prepared in the ordinary course prior to Roche’s proposal to acquire the publicly-held Shares. Based on our analysis, we believe the June LRP Summary is a more realistic estimate of the Company’s long-term prospects than the November Financial Model.

•	Under the July 1999 Amended and Restated Licensing and Marketing Agreement (as amended, the “Commercialization Agreement”), Roche’s exclusive option to license, develop and commercialize the Company’s products outside of the United States expires on October 25, 2015, subject to certain exceptions set forth in the Commercialization Agreement. The Company is under no obligation to renew or extend Roche’s “opt-in” rights following such expiration. While we believe that the extension of the opt-in rights has significant value, we believe that the Company is overestimating the value of these rights for the following main reasons:

•	The Company assumes opt-in rights with respect to the Company’s products will be exercised at a later stage in the development process than we would expect. The Commercialization Agreement generally provides that when opts-in rights are exercised later in a product’s development the upfront cost and future royalty rates are higher. As a result, we believe this assumption inappropriately increases the value of the opt-in rights.

•	Based on an analysis of both third-party and Roche data, we believe that the royalty rate assumed by the Company (25%) is significantly overstated. The current royalty rate under the opt-in arrangement is 15%. We would not expect that an arm’s length negotiated extension of this opt-in arrangement would lead to a royalty rate significantly different than 15%.

•	As described under “— Pipeline Productivity” above, we believe that the November Financial Model significantly overstates the number of new molecular entities that will be successfully brought to market as commercially viable drugs going forward.

•	By providing the Company’s stockholders unaffiliated with the Roche Group with the certainty of receiving cash in the Offer at a price that reflects the risk-adjusted, probability-weighted outcome of positive results for the Company’s ongoing clinical trials based on the June LRP Summary, the full risk of negative clinical trial results would effectively be shifted from tendering stockholders to us after consummation of the Offer.

In addition, we believe that the Offer is procedurally fair to stockholders of the Company who are unaffiliated with the Roche Group, based on the following factors:

•	Each of the Company’s unaffiliated stockholders will be able to decide voluntarily whether or not to tender Shares in the Offer.

•	The Offer can not be consummated unless a majority of the Shares held by unaffiliated stockholders are tendered.

•	The Offer is conditioned upon the tender of a majority of the outstanding Shares not owned by the Roche Group, the officers, directors and controlling shareholders of Parent and the officers and directors of the Company. This condition is not waivable.

•	We believe that this condition provides meaningful procedural protections for the unaffiliated stockholders.

•	In deciding whether to tender, unaffiliated stockholders will have the opportunity to consider the Special Committee’s position on the Offer as well as the reasons therefor.

•	Within 10 business days after the commencement of the Offer, the Special Committee is required to state its position on the Offer and the reasons therefor in a Schedule 14D-9 filed with the SEC and mailed to stockholders.

•	The Special Committee, which solely consists of independent directors, has been granted the authority to review, evaluate, negotiate, recommend or not any offer to acquire Shares or proposal for a merger or other business combination made by Roche. The resolutions creating the Special Committee further provide that the Company’s board of directors may not recommend any such proposal or offer without the prior favorable recommendation of the Special Committee.

•	The Special Committee has access to all of the information prepared or otherwise developed by the Company’s management and made available to us, including the June LRP Summary and the

November Financial Model described under “Special Factors — Section 5 — Company Financial Projections.” In addition, the Special Committee and its advisors may have received additional information and insight from the Company’s management that have not been shared with us.

•	Unaffiliated stockholders will have sufficient time to make a decision whether or not to tender.

•	The Offer will remain open for a minimum of 20 business days.

•	When the financing condition is satisfied, we will, if the Offer is scheduled to expire before the expiration of five business days from the date notice of such satisfaction is disseminated to stockholders, extend the Offer until the expiration of such period.

•	If we amend the Offer to include any material additional information, we will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow stockholders to consider the amended information.

•	If after the consummation of the Offer we own 90% or more of the outstanding Shares, we intend to consummate a second-step merger in which all remaining public stockholders will receive the same price per Share as was paid in the Offer, without interest, subject to compliance with the Affiliation Agreement.

•	The Affiliation Agreement provides additional protections to unaffiliated stockholders in connection with a second-step merger.

•	The Affiliation Agreement requires that the merger must satisfy one of the following two requirements:

•	the merger receives the favorable vote of a majority of the Shares voted at any meeting or adjournment thereof not beneficially owned by the Roche Group (with no person or group entitled to cast more than 5% of the votes cast at the meeting) or

•	the value of the consideration to be received by the public stockholders in the merger must be equal to or greater than the average of the means of the ranges of fair values for the Shares as determined by two investment banks of nationally recognized standing appointed by a committee of the Company’s independent directors.

•	The Affiliation Agreement does not limit, eliminate or supersede the statutory and common law requirements for the consummation of any second-step merger or compel the Company’s board of directors or the Special Committee to recommend or approve the Offer or any second-step merger.

•	If a second-step merger is completed, stockholders at that time who do not vote in favor of the merger will be entitled to receive the “fair value” of their Shares, as determined by a court, by following the appraisal procedures under Delaware Law.

•	With Roche’s encouragement and consent, the Company has, through the Special Committee, implemented a broad-based employee retention program, which should minimize employee concerns as a result of the Offer, and allow the Company and its employees to continue to focus on its strategic and financial objectives.

We also considered the following factors, each of which we considered negative in our considerations concerning the fairness of the terms of the transaction:

•	Any stockholder who tenders all its Shares in the Offer or has its Shares converted into cash in a subsequent merger would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of the Company, including any increases due to the results of the Company’s Phase III study (NSABP C-08) of Avastin plus chemotherapy in patients with early-stage colon cancer and the Company’s other ongoing clinical trials.

•	As to the Offer Price, our financial interests are adverse to the financial interests of the Company’s stockholders unaffiliated with the Roche Group. In addition, as described under “Special Factors — Section 11 — Interests of Certain Persons in the Offer,” officers and directors of the Company have actual or potential conflicts of interest in connection with the Offer and any subsequent merger.

•	The sale of Shares in the Offer is generally taxable to the selling stockholders.

•	If the Roche Group does not own 90% or more of the outstanding Shares following the consummation of the Offer, there can be no assurance if or when a second-step merger will occur or the terms thereof.

•	If the Roche Group owns 90% or more of the Shares following the consummation of the Offer, notwithstanding our intent that the price per Share paid in any second-step merger will be the same as the Offer, stockholders of the Company at the time of the merger may receive a price per Share in the merger that could be higher than the Offer Price due to our obligation to comply with the requirements of the Affiliation Agreement.

We did not find it practicable to assign, nor did we assign, relative weights to the individual factors considered in reaching our conclusion as to fairness.

In reaching our conclusion as to fairness, we did not consider the liquidation value or net book value of the Company. The liquidation value was not considered because the Company is a viable going concern and we have no plans to liquidate the Company. Therefore, we believe that the liquidation value of the Company is irrelevant to a determination as to whether the Offer is fair to unaffiliated stockholders. Further, we did not consider net book value, which is an accounting concept, as a factor because we believe that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per Share as of September 30, 2008, calculated by dividing (a) stockholders’ equity less goodwill and other intangible assets by (b) the number of Shares outstanding, was $11.40. We are not aware of any firm offers made by a third party to acquire the Company during the past two years and in any event have no intention of selling the Shares we own. Third-party offers were not considered in reaching our conclusion as to fairness.

The foregoing discussion of the information and factors considered and given weight by us is not intended to be exhaustive, but includes the factors considered by us that we believe to be material. Our view as to the fairness of the transaction to stockholders of the Company should not be construed as a recommendation to any stockholder as to whether that stockholder should tender in the Offer.

4.	Summary of Presentation of Greenhill to Roche.

Greenhill, as sole financial advisor to Roche in connection with Roche’s review of a potential transaction with respect to the outstanding Shares not owned by the Roche Group, has advised Roche regarding its strategic alternatives with respect to its investment in the Company. On February 7, 2009, Greenhill provided a written presentation to Roche, which included certain financial analyses.

The presentation provided by Greenhill to Roche was intended to assist Roche in connection with Roche’s ongoing analysis of the potential acquisition of the outstanding Shares not owned by the Roche Group. Greenhill did not prepare the presentation for the purpose of recommending a fair or appropriate offer price for the Shares not held by the Roche Group. Greenhill was not asked to and has not delivered a fairness opinion to the board of directors of Roche or to any other member of the Roche Group in connection with the Offer.

The full text of the written presentation of Greenhill is attached as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC in connection with the Offer, and is incorporated herein by reference. The description of the presentation in this Offer to Purchase is qualified in its entirety by reference to such exhibit. The presentation may be examined, and copies may be obtained from, the SEC in the manner described in “The Offer — Section 8 — Certain Information Concerning the Company — Additional Information.” Holders of Shares should read such presentation in its entirety.

In preparing its presentation, Greenhill, among other things, (i) reviewed certain publicly available financial statements of the Roche Group and the Company and certain other publicly available business and financial information relating to the Roche Group and the Company that Greenhill deemed relevant, (ii) reviewed certain information, including financial forecasts and other financial and operating data, concerning the Company and the Roche Group prepared by or discussed with the management of the Company and Roche or their respective advisors, and which Roche provided to Greenhill to utilize for purposes of Greenhill’s analyses, (iii) discussed the past and present operations and financial condition and the prospects of the Company and Roche with senior executives of Roche, (iv) reviewed certain information regarding the amount and timing of potential cost efficiencies expected to result from the transaction prepared by management of Roche and (v) reviewed the historical market prices and trading activity for the common stock of the Company, as well as a group of other comparable publicly traded biotechnology companies.

In preparing its presentation, Greenhill relied on publicly available information and other information provided to it by Roche, the Company and their respective representatives and assumed, without independent verification, the accuracy and completeness of all such information. Greenhill did not assume any responsibility or liability therefor. No representation or warranty, express or implied, was made by Greenhill in relation to the accuracy or completeness of the information presented in the presentation or its suitability for any particular purpose. Greenhill did not conduct any evaluation or appraisal of any assets or liabilities of the Roche Group, the Company or any other person referred to in the presentation. The presentation speaks only as of the date given, and Greenhill did not undertake and has no obligation to update the information in the presentation.

The presentation was prepared for Roche and does not constitute a recommendation as to whether any holder of Shares should tender in the Offer.

The following is a summary of the presentation to Roche and selected financial analyses used by Greenhill in connection with the presentation. The following summary, however, does not purport to be a complete description of the analyses performed or factors considered by Greenhill. The order of the analyses described and the results of the analyses do not represent relative importance or weight given to these analyses by Greenhill. The preparation of a financial presentation is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

Summary of Key Events Leading Up to Greenhill’s Presentation and of the Situation.

Greenhill’s presentation noted that Roche has approached a critical decision point in its pursuit to acquire the outstanding publicly-held Shares of the Company, and had to determine next steps in order to reach a resolution. Greenhill further noted that the Special Committee and Roche disagree on several key topics driving value. Roche’s initial proposal to acquire the outstanding public shares of the Company was based on, among other things, an analysis of the June LRP Summary, which Roche received as part of its normal inter-company planning process. While Roche has differences with certain of the projections and assumptions in the June LRP Summary, it was based on the Company’s last board-approved long-range plan prepared in the ordinary course prior to Roche’s proposal to acquire the publicly-held Shares. The June LRP Summary reflects risk-adjusted revenue projections for all therapeutics, including Avastin adjuvant. The value in the June LRP Summary attributable to the successful launches of adjuvant colorectal, lung and breast indications is significantly higher than Roche would project independently, and based on the projections contained in the June LRP Summary indicating that the majority of the value associated with Avastin adjuvant indications is tied to the longer term breast indication, the valuation impact of any positive or negative trial result in April should be mitigated.

The presentation summarized the key events to date:

•	On July 21, 2008, Roche made a proposal of $89 per Share to acquire the outstanding publicly held Shares of the Company.

•	On August 13, 2008, the Company issued a press release announcing that its Special Committee had unanimously determined to reject the $89 per Share proposal.

•	On August 21, 2008, Greenhill presented to Goldman Sachs the rationale for Roche’s $89 per Share proposal and asked Goldman Sachs to present the Special Committee’s view of value. Goldman Sachs informed Greenhill that the Special Committee was not prepared to discuss its view of value, given the Special Committee’s view that Roche’s proposal substantially undervalued the Company. Several days later, the Special Committee responded through Goldman Sachs and asked Roche to consider the potential valuation upside from tax benefits, higher synergies, and long-term investment on the Company’s balance sheet.

•	After exploring the above topics, on September 9, 2008, Greenhill presented to Goldman Sachs an updated implied valuation incorporating such matters, including a detailed bottom-up synergies analysis developed by Roche. Additionally, Greenhill asked that the Special Committee provide detail regarding its view of achievable synergies, and repeated Roche’s request for the Special Committee’s asking price — neither of which were provided.

•	On November 16, 2008, the Special Committee presented Roche with the November Financial Model, and after conducting follow-up due diligence on such model, Roche provided the Special Committee with a summary of Roche’s key areas of disagreement with such model.

•	On December 12, 2008, the Special Committee presented its asking price to Roche.

•	On January 15, 2009, the Company announced its full year results for fiscal year 2008 and a weaker outlook for fiscal year 2009 than had previously been expected.

•	Based on Roche’s analysis, Roche believes the June LRP Summary is a more realistic estimate of the Company’s long-term prospects than the November Financial Model.

•	Following due diligence sessions regarding the November Financial Model, as well as analysis of and discussions with the Special Committee regarding the projection assumptions variance between the November Financial Model and the June LRP Summary, Roche had not increased its view of the Company’s value.

Greenhill’s presentation then summarized the situation and noted that Roche’s strategic alternatives included: (a) continuing discussions with the Special Committee; (b) walking away; or (c) launching a unilateral tender offer.

Summary of Roche’s Rationale for Initial July 2008 Price.

Greenhill’s presentation summarized Roche’s rationale for the July 2008 price of $89 per Share. Greenhill noted that Roche’s $89 per Share proposal in July 2008 provided full value to the Company’s public stockholders based on the following metrics:

•	a discounted cash flow analysis of the June LRP Summary suggested a valuation range of $73.94-$81.54 per Share;

•	the transaction would not result in a change of control so no change of control premium was appropriate;

•	the proposal was in line with squeeze-out transaction premiums paid in precedent transactions;

•	the proposal, as of July 18, 2008, implied valuation multiples which were meaningfully higher than all but two of the Company’s publicly traded peers;

•	the proposal exceeded the Company’s 52-week intraday high price of $82.50 and offered stockholders a pre-proposal/unaffected price last seen 545 days prior to the proposal; and

•	the proposal exceeded the Wall Street research analyst consensus pre-proposal/unaffected price target of $84.89 per Share.

Summary of Roche’s Rationale for Current Offer Price.

Greenhill’s presentation summarized Roche’s rationale for the current $86.50 per Share offer price. Greenhill noted that:

•	since Roche’s initial proposal in July 2008, there have been well-documented global economic dislocations coupled with adverse developments in the credit markets;

•	since July 18, 2008, comparable public company valuations have decreased significantly (as median comparable 2009 estimated enterprise value/EBITDA multiples have declined 22.6%, and 2009 estimated P/E multiples have fallen 10.3%);

•	applying the same 22.6% and 10.3% decreases to the Company’s July 18, 2008 enterprise value/EBITDA and P/E multiples, respectively, would yield an unaffected per Share price range of $64.03 to $73.38;

•	squeeze-out premiums applied to the Company’s implied unaffected price suggest a lower offer price range of $72.42 to $85.86;

•	following the Company’s earnings announcement and subsequent revised lower outlook for 2009, research analysts lowered their base financial forecasts on the Company below July 18, 2008 levels;

•	the review conducted by Roche revealed several instances of potential material downside to the June LRP Summary forecasts;

•	credit spreads have widened noticeably and financing terms have become more onerous;

•	the U.S. dollar has strengthened vis-à-vis the Swiss Franc; and

•	although not quantifiable, the uncertainty in an unsolicited tender offer makes such a transaction worth less to Roche than a negotiated, friendly deal.

Summary of Financial Analyses.

Selected Precedent Transactions Analysis and Premium Analysis.  Greenhill performed an analysis of 24 completed transactions with transaction values greater than $1 billion since 2003 in which the acquiror owned more than 50% of the outstanding shares prior to the transaction and sought 25-50% of the outstanding shares through the acquisition.1 Twenty-one of the 24 transactions were completed prior to July 18, 2008, while the remainder were completed after July 18, 2008.

The following table identifies the transactions reviewed by Greenhill in this analysis:

DATE ANNOUNCED	TARGET	ACQUIROR

August 12, 2008 (completed after July 18, 2008)	UnionBanCal	Mitsubishi UFJ Financial Group
March 10, 2008 (completed after July 18, 2008)	Nationwide Financial Services	Nationwide Mutual Insurance Company
January 15, 2008 (completed after July 18, 2008)	SBI E*Trade Securities	SBI Holdings
November 9, 2007	Cosmote Telecommunications	Hellenic Telecommunications
October 2, 2007	Nikko Cordial Corp	Citigroup Japan Holdings Ltd
May 24, 2007	Codan A/S	RSA Overseas Holdings BV
November 20, 2006	TD Banknorth Inc	Toronto-Dominion Bank
October 23, 2006	Shell Canada	Royal Dutch Shell
August 29, 2006	Mitsubishi UFJ Securities Co	Mitsubishi UFJ Financial Group
August 21, 2006	Burns Philp & Co Ltd	Rank Group Ltd
September 11, 2005	RAS	Allianz AG
September 1, 2005	7-Eleven Inc	IYG Holding Co
August 9, 2005	Electrabel SA	Suez SA
April 26, 2005	Mitsubishi Pharma Corp	Mitsubishi Chemical Corp
March 9, 2005	Falconbridge Ltd	Noranda Inc
February 11, 2005	AS Hansabank	FoereningsSparbanken AB
January 17, 2005	Unitedglobalcom	Liberty Media
January 10, 2005	Fox Entertainment	News Corp
December 7, 2004	Telecom Italia Mobile SpA	Telecom Italia SpA
October 9, 2004	T-Online International AG	Deutsche Telekom AG
August 2, 2004	Cox Communications	Cox Enterprises Inc
February 2, 2004	Grupo Financiero	Banco Bilbao Vizcaya Argentaria
October 6, 2003	UGC Europe Inc	UGC Holdings Inc
March 12, 2003	Telecom Italia SpA	Ing C Olivetti & Co SpA

Based on the transactions reviewed above, Greenhill reviewed the premiums represented by the per share acquisition price in each selected transaction as compared to the closing share price of the target company one day,

1 Also includes the squeeze-outs of Shell Canada and Fox Entertainment.

one week and one month prior to the announcement of such selected transaction. Greenhill observed that for the selected precedent transactions Greenhill reviewed, which were completed prior to July 18, 2008, the median premium over the closing share price of the target on the day prior to the unaffected date was 12.4%, the median premium over the closing share price of the target one week prior to the unaffected date was 15.2% and the median premium over the closing share price of the target one month prior to the unaffected date was 16.9%. Including the selected precedent transactions which Greenhill reviewed that were completed after July 18, 2008, but prior to January 29, 2009, the median premium over the closing share price of the target on the day prior to the unaffected date was 13.1%, the median premium over the closing share price of the target one week prior to the unaffected date was 15.6% and the median premium over the closing share price of the target one month prior to the unaffected date was 17.0%.2

In order to derive an implied per share value range for the Company as of July 18, 2008 based on precedent squeeze-out transactions and the Company’s theoretically unaffected stock price, Greenhill applied a summary premium range based on the median one day, one week and one month premiums for the transactions described above to the theoretically unaffected share price of (i) $81.82 per Share (based on the closing price on July 18, 2008, one day prior to the announcement by Roche of its $89 per Share proposal), (ii) $75.39 per Share (based on the closing price on July 14, 2008, one week prior to the announcement by Roche of its $89 per Share proposal), and (iii) $74.76 per Share (based on the closing price on June 20, 2008, one month prior to the announcement by Roche of its $89 per Share proposal). This methodology yielded a per Share value range of $86.85 to $91.97.

Additionally, for illustrative purposes, Greenhill derived an implied unaffected Company stock price as of January 29, 2009, through the following methodology: (a) calculating the percentage change in enterprise value/2009 estimated EBITDA and equity value/2009 estimated net income for certain publicly traded biotechnology companies deemed comparable to the Company; (b) calculating the Company’s implied enterprise value/2009 estimated EBITDA and equity value/2009 estimated net income multiples as of July 18, 2008; (c) applying the percentage change from clause (a) above to the Company’s July 18, 2008 multiples, to calculate pro forma multiples; and (d) calculating the equity value per share implied by the multiples in clause (c) above. This methodology yielded a per Share value range of $64.03 to $73.38.

In order to derive an implied per share value range for the Company as of January 29, 2009 based on precedent squeeze-out transactions and the Company’s implied unaffected stock price, Greenhill applied a summary premium range based on the median one day, one week and one month premiums for the transactions described above to the illustrative implied unaffected Share price range of $64.03 to $73.38, which yielded a per Share value range of $72.42 to $85.86.

Discounted Cash Flow Analysis.  Using discounted cash flow methodology, Greenhill reviewed the projected unlevered future cash flows for the Company, based on the June LRP Summary, assuming a 35% tax rate (which data is summarized under “Special Factors — Section 5 — Company Financial Projections”), in order to derive an implied per Share equity value range for the Company. The analysis assumed a 2.0%-3.0% terminal perpetuity growth rate, a valuation date as of December 31, 2008 and midpoint convention. The cash flows and terminal values were then discounted to present value, based on a weighted average cost of capital of 9.0%.

For purposes of calculating the Company’s implied enterprise and per Share equity value ranges for this analysis, Greenhill assumed, as of July 18, 2008, a net debt position of $(3,263.0) million,3 1,050.9 million outstanding Shares and 71 million Shares issuable upon exercise of outstanding options at a weighted average exercise price of $55.78, as well as 17 million Shares issuable upon exercise of outstanding options at a weighted average exercise price of $85.97. This methodology resulted in an implied per Share equity value range as of July 18, 2008 of $73.94 to $81.54 for the Company.

2 The “unaffected” stock price was determined as of the earlier of (a) the transaction announcement date and (b) the date of any significant market speculation/rumors, as reported by news articles available via Bloomberg or Factiva.
3 Including $1,832 million of long-term marketable debt and equity securities on the Company’s balance sheet.

For purposes of calculating the Company’s implied enterprise and per Share equity value ranges for this analysis, Greenhill assumed, as of January 29, 2009, a net debt position of $(6,716.0) million,4 1,052.0 million outstanding Shares and 76.8 million Shares issuable upon exercise of outstanding options at a weighted average exercise price of $62.45, as well as 1.2 million Shares issuable upon exercise of the outstanding options at a weighted average exercise price of $92.66. This methodology resulted in an implied per Share equity value range as of January 29, 2009 of $77.27 to $84.89 for the Company.

Selected Comparable Company Analysis.  Greenhill performed a selected comparable company analysis of the Company, an analysis which is based on factors including the then current market values, capital structure and operating statistics of other publicly traded companies believed to be generally relevant, in order to derive trading multiples for these companies which then could be applied to the Company in order to derive an implied per Share equity value range for the Company. In this analysis, Greenhill reviewed, to the extent publicly available, selected financial and stock market data for the following publicly traded companies: Amgen, Biogen Idec, Celgene, Cephalon, Genzyme and Gilead Sciences.

Greenhill selected these companies because, among other reasons, they are publicly traded companies with operations or businesses that for purposes of analysis may be considered reasonably comparable to those of the Company. None of the selected companies is directly comparable to the Company. Financial data of the selected companies were based on publicly available data, including Capital IQ, Inc., the Institutional Brokers’ Estimate System, public filings and other publicly available information, based on closing prices as of July 18, 2008 and January 29, 2009. Financial data of the Company also included information from the June LRP Summary.

For purposes of this analysis, Greenhill analyzed the enterprise value/estimated EBITDA for calendar year 2009 and equity value/estimated net income for calendar year 2009 for the selected companies and further analyzed the Company’s estimated EBITDA and net income for calendar year 2009.

Based on these analyses and applying its professional judgment, Greenhill selected (i) as of July 18, 2008, a range of enterprise value/estimated EBITDA multiples of 11.0x to 13.0x for calendar year 2009 and a range of equity value/estimated net income multiples of 16.0x to 18.0x for calendar year 2009 and (ii) as of January 29, 2009, a range of enterprise value/estimated EBITDA multiples of 8.0x to 10.0x for calendar year 2009 and a range of equity value/estimated net income multiples of 15.0x to 17.0x for calendar year 2009.

For purposes of calculating the Company’s implied enterprise and per Share equity value ranges for this analysis as of July 18, 2008, Greenhill assumed a net debt position of $(3,263.0) million,5 1,050.9 million outstanding Shares and 71 million Shares issuable upon exercise of outstanding options at a weighted average exercise price of $55.78, as well as 17 million Shares issuable upon exercise of outstanding options at a weighted average exercise price of $85.97. When applied to the Company, the multiples yielded as of July 18, 2008 an implied per Share equity value range of $50.96 to $78.30.

For purposes of calculating the Company’s implied enterprise and per Share equity value ranges for this analysis as of January 29, 2009, Greenhill assumed a net debt position of $(6,716.0) million,4 1,052.0 million outstanding Shares and 76.8 million Shares issuable upon exercise of outstanding options at a weighted average exercise price of $62.45, as well as 1.2 million Shares issuable upon exercise of the outstanding options at a weighted average exercise price of $92.66. When applied to the Company, the multiples yielded as of January 29, 2009 an implied per Share equity value range of $47.85 to $64.25.

Comparison to Consensus Analyst Price Targets.  As a point of reference, Greenhill reviewed the consensus research analyst price target for the Company of $84.89 per Share, as of July 18, 2008. This price target aggregates the price targets of numerous research analysts covering the Company, and represents one perspective on potential value per Share.

4 Including $3,347 million of long-term marketable debt and equity securities on the Company’s balance sheet.

5 Including $1,832 million of long-term marketable debt and equity securities on the Company’s balance sheet.

Miscellaneous.

Roche selected Greenhill as its sole financial advisor based on Greenhill’s qualifications, experience and reputation. Greenhill is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, restructurings and similar corporate finance transactions. Greenhill has provided certain financial advisory services to the Roche Group, including with respect to Roche’s acquisition of Ventana Medical Systems Inc., and Greenhill may provide services to the Roche Group or the Company in the future.

Under the terms of Greenhill’s engagement with Roche, Roche agreed to pay Greenhill an engagement fee of $2.5 million which was paid. Roche also agreed to pay Greenhill a transaction fee of $25 million which is payable on consummation of a transaction or entry into a definitive agreement that subsequently results in a transaction, and an additional discretionary success fee of up to $10 million to be determined by Roche. In addition, Roche has agreed to reimburse Greenhill for reasonable travel and other out-of-pocket expenses incurred by Greenhill, including the fees and expenses of legal counsel, and to indemnify Greenhill and related parties against liabilities relating to or arising out of Greenhill’s engagement.

5.	Company Financial Projections.

The Roche Group regularly receives a variety of nonpublic financial, operating and other forward-looking information from the Company in the ordinary course of business. In December of each year, the Company’s board of directors has historically reviewed and approved the Company’s long-range plan as part of the Company’s regular long-range planning process. Roche believes that the Company uses these long-range plans for operational and business planning purposes.

In connection with Roche’s regular long-term business planning process, the Company provides Roche in the ordinary course with certain non-public forward-looking information derived from the Company’s most recent December long-range plan. This information has historically been provided to Roche in June of each year. The information provided to Roche consists of a summary of the Company’s most recent long-range plan approved at the regular December meeting of the Company’s board of directors, but excludes the more detailed supporting assumptions and underlying data contained in the plan itself.

Prior to Roche making the $89 per Share proposal in July 2008, the Company provided Roche with the June LRP Summary containing, among other things, the Company’s forecasts of risk-adjusted revenues, total costs and cash flows for the years 2009 through 2018. The June LRP Summary is a summary of the Company’s December 2007 long-range plan, adjusted to reflect certain subsequent results. With respect to the June LRP Summary, these events included the favorable results of the Roche-sponsored AVADO study of Avastin plus docetaxel chemotherapy in patients with advanced breast cancer, the accelerated approval of Avastin’s use in the treatment of HER2 negative metastatic breast cancer and the failure of certain Rituxan studies to meet their primary end points in the treatment of primary-progressive multiple sclerosis and systemic lupus erythematosus. While we have differences with certain of the projections and assumptions in the June LRP Summary, it was based on the Company’s last board-approved long-range plan prepared in the ordinary course prior to Roche’s proposal to acquire the publicly-held Shares. Based on our analysis, we believe the June LRP Summary is a more realistic estimate of the Company’s long-term prospects than the November Financial Model. A summary of the June LRP Summary is set forth in the table below. This summary has been adjusted by Roche solely to incorporate an assumed income tax rate of 35% applied to operating income as described in footnote 1 in the table below. Roche made no other adjustments to the information contained in the June LRP Summary.

June LRP Summary
(as adjusted by Roche tax assumption)(1)
(in millions of U.S. dollars)

	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018

Revenues
Product sales	10,868	11,572	12,341	13,282	14,769	15,870	16,760	17,755	19,689	22,072
Royalties	2,409	2,442	2,483	2,737	2,469	2,470	2,266	2,066	2,040	1,762
Contract and other	258	297	375	406	393	400	444	364	423	458

Total Revenue	13,535	14,311	15,199	16,425	17,631	18,740	19,470	20,185	22,152	24,292
Costs and expenses
Cost of sales	1,792	1,730	1,569	1,592	1,722	1,766	1,697	1,724	1,874	2,142
Research and development	2,644	2,735	2,893	3,104	3,195	3,438	3,544	3,778	4,049	4,234
Marketing, selling, general and administrative	2,058	2,078	2,241	2,329	2,465	2,676	2,903	3,276	3,641	4,014
Profit sharing	1,403	1,600	1,732	1,815	1,667	1,722	1,563	1,569	1,580	1,501

Total costs and expenses	7,897	8,143	8,435	8,840	9,049	9,602	9,707	10,347	11,144	11,891

Operating income	5,638	6,168	6,764	7,585	8,582	9,138	9,763	9,838	11,008	12,401
Taxes(1)	1,973	2,159	2,367	2,655	3,004	3,198	3,417	3,443	3,853	4,340

After-tax operating income	3,665	4,009	4,397	4,930	5,578	5,940	6,346	6,395	7,155	8,061
Depreciation and amortization(2)	577	536	580	597	609	625	625	627	656	671
Changes in net working capital(3)	(457)	(562)	(242)	(313)	(248)	(88)	(270)	(77)	(128)	(41)

Cash flow from operations	3,785	3,983	4,735	5,214	5,939	6,477	6,701	6,945	7,683	8,691
Capital expenditures(4)	(672)	(614)	(627)	(717)	(723)	(747)	(740)	(740)	(743)	(831)

Free cash flow	3,113	3,369	4,108	4,497	5,216	5,730	5,961	6,205	6,940	7,860
Charge for equity settled equity compensation	(1,567)	(150)	(84)	(182)	(203)	(243)	(303)	(342)	(376)	(418)

Free cash flow after equity settled equity compensation	1,546	3,219	4,024	4,315	5,013	5,487	5,658	5,863	6,564	7,442

(1)	The above table includes an assumed 35.0% tax rate. The June LRP Summary does not deduct taxes in its free cash flow calculation. Free cash flow before taxes and after equity settled equity compensation (in millions of U.S. dollars) as per the June LRP Summary is: 2009: $3,519; 2010: $5,378; 2011: $6,391; 2012: $6,970; 2013: $8,017; 2014: $8,685; 2015: $9,075; 2016: $9,306; 2017: $10,417; 2018: $11,782. The June LRP Summary includes projections for taxes associated with pre-tax income for the first five years of its projection period. The taxes line item in the June LRP Summary (in millions of U.S. dollars) for this period is: 2009: $2,490; 2010: $2,299; 2011: $2,289; 2012: $2,558; 2013: $2,959.

(2)	Includes depreciation of property, plant and equipment, amortization of intangible assets and impairment of intangible assets, as per June LRP Summary.

(3)	Includes changes in long-term assets and liabilities, as per June LRP Summary.

(4)	Includes purchase of property, plant and equipment and purchase of intangible assets, as per June LRP Summary.

The Roche Group also receives additional non-public information from the Company in the ordinary course of its commercial relationships with the Company. Employees of the Roche Group who serve as directors of the

Company receive in their capacity as directors additional non-public materials and information from the Company on the same basis as other directors.

During the course of our negotiations with the Special Committee, in November 2008 the Company’s management, at the direction and under the supervision of the Special Committee, provided us with the November Financial Model including the Company’s risk-adjusted revenues, expenses and cash flows from 2009 through 2024. The November Financial Model, which was completed less than five months after Roche received the June LRP Summary, includes assumptions that differ significantly from those contained in the June LRP Summary. For example, the November Financial Model contemplates greater price increases, greater pipeline productivity, higher probabilities of technical success for Avastin adjuvant indications, and higher projected revenues for Lucentis, Herceptin and Raptiva, while at the same time projecting significantly lower capital expenditures and effective corporate tax rates. Roche believes that the November Financial Model was prepared by the Company in connection with the valuation discussions between the Special Committee and Roche in order to persuade Roche to increase the $89 per Share proposal. Based on Roche’s review, Roche believes that the June LRP Summary represents a more realistic estimate of the Company’s long-term prospects as compared to the November Financial Model. In addition, Roche notes that the June LRP Summary was based on the Company’s last board-approved long-range plan prepared in the ordinary course prior to Roche’s proposal.

The November Financial Model is summarized below:

November Financial Model
(in millions of U. S. dollars)

	2009		2010		2011		2012		2013		2014		2015		2020		2024

Revenues
Product sales	11,244		12,345		13,690		14,860		16,083		17,349		18,061		24,995		33,803
Royalties	2,501		2,465		2,617		2,681		2,723		2,809		2,551		2,447		3,662
Contract and other	373		289		342		497		563		660		805		955		1,298

Total revenue	14,118		15,099		16,648		18,038		19,370		20,817		21,418		28,398		38,764
Costs and expenses
Cost of sales	1,541		1,794		1,872		1,760		1,784		1,947		1,969		2,742		4,235
Research and development	2,824		3,020		3,330		3,608		3,874		4,163		4,284		5,658		7,395
Marketing, selling, general and administrative	2,233		2,183		2,321		2,432		2,495		2,692		2,828		4,444		6,448
Profit sharing	1,352		1,544		1,664		1,688		1,581		1,654		1,645		1,337		1,082

Total costs and expenses	7,950		8,541		9,187		9,488		9,734		10,456		10,726		14,180		19,160

Operating income	6,169		6,558		7,461		8,550		9,636		10,361		10,692		14,217		19,604
Taxes(1)	2,219		2,220		2,311		2,548		2,838		3,041		3,121		4,095		5,732

After-tax operating income	3,950		4,339		5,150		6,002		6,798		7,320		7,570		10,122		13,872
Depreciation(2)	507		586		559		575		577		585		594		638		661
Changes in net working capital(3)	(50)		(371)		125		(68)		(122)		(132)		(58)		7		(746)

Cash flow from operations	4,407		4,554		5,834		6,509		7,253		7,773		8,106		10,766		13,788
Capital expenditures	(546)		(560)		(620)		(600)		(554)		(545)		(593)		(722)		(820)

Free cash flow	3,861		3,994		5,214		5,909		6,699		7,228		7,513		10,044		12,968
Charge for equity settled equity compensation(4)		*		*		*		*		*		*		*		*		*
Free cash flow after equity settled equity compensation		*		*		*		*		*		*		*		*		*

(1)	As per November Financial Model.

(2)	Includes depreciation of property, plant and equipment as per the November Financial Model. Assumed to include amortization of intangible assets and impairment of intangible assets, but this is not specifically noted in the November Financial Model.

(3)	Excludes changes in long-term assets and liabilities.

(4)	Although the November Financial Model excludes equity settled equity compensation expense, on December 12, 2008, Goldman Sachs provided Greenhill with a valuation based on the November Financial Model. The valuation deducts capitalized employee stock option expense from total company enterprise value. Goldman Sach’s analysis assumes a Black Scholes based estimate of 2009 after-tax employee stock option expense of $328 million with 6.0% annual growth of ESO issuance, consisting of an assumed 3.0% annual inflation plus 3.0% annual employee growth. Net present value to January 1, 2009 using mid-year convention assumes a total capitalized value of $11.4 billion. This value was deducted from Goldman Sach’s discounted cash flow valuation of the November Financial Model.

*	Denotes information not provided in November Financial Model.

The Company does not as a matter of course make public any projections as to future performance or earnings, other than limited guidance for periods no longer than one year. Roche believes that neither the June LRP Summary nor the November Financial Model was prepared with a view to public disclosure or compliance with guidelines of the SEC, the American Institute of Certified Public Accountants or the Public Company Accounting Oversight Board regarding projections or forecasts. To our knowledge, the Company’s registered public accountants have not examined or compiled either of the June LRP Summary or the November Financial Model or expressed any conclusion or provided any form of assurance with respect to the June LRP Summary or the November Financial Model. We believe that such forward-looking statements were based on current expectations, forecasts and assumptions of the Company’s management concerning future events and involve risks and uncertainties, many of which are outside of the Company’s control, that could cause actual outcomes and results to differ materially from current expectations. These risks and uncertainties include, among other things, the delay or failure in completing development of product candidates, the results of studies as to the safety and efficacy of the Company’s current or potential future products, the potential development of alternative technologies or more effective products by competitors, adverse determinations in ongoing or future intellectual property litigation, the Company’s ability to enter into and maintain important strategic collaborations, price competition, the inability to manufacture, market, sell or license products at currently projected costs or prices, changes in general economic conditions in markets and countries where the Company’s customers reside and where the Company and its customers operate, changes in capital availability or cost generally as well as the other factors set forth under “Risk Factors” in the Company’s public disclosure.

Neither we nor any of our affiliates or representatives assumes any responsibility for the accuracy of the June LRP Summary or the November Financial Model or the projections contained therein. It is expected that there will be differences between actual results and the results included in such projections, and actual results for the periods to which such projections relate may be materially greater or less than those contained in the projections. The inclusion of the financial information summarized above should not be regarded as an indication that we or any of our affiliates or representatives considers the June LRP Summary or the November Financial Model to be a reliable prediction of future events, and the information should not be relied upon as such. Neither we nor any of our affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the June LRP Summary or the November Financial Model and none of us intends to update or otherwise revise the June LRP Summary and the November Financial Model to reflect circumstances existing after the date it was made or to reflect the occurrence of future events even if underlying assumptions are shown to be in error.

6.	Effects of the Offer.

If following the consummation of the Offer the Roche Group owns 90% or more of the outstanding Shares, we intend to consummate, as soon as reasonably practicable, a second-step merger with the Company in which all outstanding Shares not owned by the Roche Group will be converted into the right to receive cash in an amount equal to the price per Share paid in the Offer, without interest, subject to compliance with the Affiliation Agreement.

Under Delaware Law, if the Roche Group owns 90% or more of the outstanding Shares, we would be able to effect a second-step merger under Delaware Law without a vote of, or prior notice to, the Company’s board of directors or the Company’s stockholders. In addition, the Affiliation Agreement provides that as a condition to any merger between the Company and a member of the Roche Group, either (i) the merger receives the favorable vote of a majority of the Shares voted at any meeting or adjournment thereof not beneficially owned by the Roche Group and its affiliates (with no person or group entitled to cast more than 5% of the votes cast at the meeting) or (ii) the value of the consideration to be received by the public stockholders in the merger must be equal to or greater than the average of the means of the ranges of fair values for the Shares as determined by two investment banks of nationally recognized standing appointed by a committee of the Company’s independent directors. The Affiliation Agreement further provides that if the Roche Group and its affiliates beneficially own more than 90% of the outstanding Shares for more than two months, the Roche Group must as soon as reasonably practicable effect the merger of the Company with a member of the Roche Group in compliance with either of the requirements described in the preceding sentence. See “Special Factors — Section 10 — Related Party Transactions — Certain Governance Arrangements — Affiliation Agreement — Business Combinations with RHI.”

If following the consummation of the Offer the Roche Group does not own 90% or more of the outstanding Shares, we will review our options and may, among other things:

•	not take any action at that time, including not purchasing any additional Shares;

•	purchase Shares in the open market or privately negotiated transactions (including to acquire at least 90% of the outstanding Shares so that we could, subject to compliance with the Affiliation Agreement, consummate a “short-form” merger under Delaware Law);

•	make a new tender offer;

•	consummate a merger or other business combination with the Company, subject to compliance with the requirements of the Affiliation Agreement and Delaware Law; and/or

•	take a more active role in overseeing the management and policies of the Company, subject to, and in a manner consistent with, our duties under Delaware Law.

No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares.

We have the right under to the Company’s bylaws to obtain proportional representation on the Company’s board of directors at any time upon delivering a notice to the Company, which, if exercised, would give us majority representation on the Company’s board of directors. See “Special Factors — Section 10 — Related Party Transactions — Certain Governance Arrangements — Certificate of Incorporation and Bylaws — RHI’s Right to Proportional Representation.” Unless previously exercised, we currently intend to exercise that right when we purchase Shares in the Offer.

If a merger between the Company and a member of the Roche Group is consummated, any stockholders at the time of the merger who do not vote in favor of the merger will have the right to receive the “fair value” of their Shares, as determined by a court, by following the procedures required by Section 262 of Delaware Law. See “Special Factors — Section 8 — Dissenters’ Appraisal Rights; Rule 13e-3.”

If the Offer is consummated, the interest of the Roche Group in the Company’s net book value and net earnings would increase in proportion to the number of Shares acquired in the Offer. If a merger is consummated, the Roche Group’s indirect interest in such items would increase to 100%, and the Roche Group would be entitled to all benefits resulting from that interest, including all income generated by the Company’s operations and any future increase in the Company’s value. Former stockholders would thereafter have no opportunity to participate in the earnings and growth of the Company and would not have any right to vote on corporate matters. Similarly, after any such merger, the Roche Group would also bear the entire risk of losses generated by the Company’s operations and any decrease in the value of the Company, and former stockholders would not face the risk of losses generated by the Company’s operations or decline in the value of the Company.

The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. The Company’s common stock is currently registered under the Exchange Act and is listed on the New York Stock Exchange (the “NYSE”) under the symbol “DNA.” Depending upon the number of Shares purchased pursuant to the Offer, the Company’s common stock may no longer meet the standards for continued listing on the NYSE resulting in the Shares ceasing to be listed on the NYSE. Depending on similar factors and assuming there are no other registered securities of the Company, the Company may cease making filings with the SEC and being required to comply with the SEC rules relating to public companies. See “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations.”

Information regarding the effects of the Offer and a merger on the Company’s outstanding stock options, existing employment agreements and the Company’s broad-based employee retention program is set forth under “Special Factors — Section 11 — Interests of Certain Persons in the Offer.”

7.	Conduct of the Company’s Business If the Offer Is Not Consummated.

If the Offer is not consummated, we will re-evaluate our options with respect to the Company. In particular, we may, among other things:

•	not take any action at that time, including not purchasing any additional Shares;

•	purchase Shares in the open market or privately negotiated transactions;

•	make a new tender offer;

•	consummate a merger or other business combination with the Company, subject to compliance with the requirements of the Affiliation Agreement and Delaware Law;

•	exercise our existing governance rights, including our rights under the Company’s bylaws to obtain proportional representation on the Company’s board of directors, unless previously exercised. See “Special Factors — Section 10 — Related Party Transactions — Certain Governance Arrangements — Certificate of Incorporation and Bylaws — RHI’s Right to Proportional Representation;” and/or

•	take a more active role in overseeing the management and policies of the Company, subject to, and in a manner consistent with, our duties under Delaware Law.

If we were to pursue any of these alternatives, it might take considerably longer for the public stockholders of the Company to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on trading price of the Company’s common stock.

8.	Dissenters’ Appraisal Rights; Rule 13e-3.

Dissenters’ Appraisal Rights.  No appraisal rights are available to holders of Shares in connection with the Offer. However, if a merger is consummated, appraisal rights will be available to holders of Shares at the time of the merger who demand appraisal of such holders’ Shares and who have neither voted in favor of the merger nor consented thereto in writing, and who otherwise comply with the applicable statutory procedures under Delaware Law. Each such dissenting holder will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the effectuation of the merger) and to receive payment of such judicially determined amount in cash, together with interest on such amount. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the per Share price paid pursuant to the Offer or the merger.

The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware Law and is qualified in its entirety by reference to Section 262 of Delaware Law, the full text of which is set forth in Schedule C hereto. Any stockholder who considers demanding appraisal is advised to consult legal counsel. Failure to comply with the procedures set forth in Section 262 of Delaware Law will result in the loss of appraisal rights.

Appraisal rights cannot be exercised at this time.  The information set forth above is for informational purposes only with respect to alternatives available to stockholders if a merger is consummated.

Stockholders who tender Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but, rather, will receive the price paid in the Offer therefor.

Rule 13e-3.  Because the Purchaser is an affiliate of the Company, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer, any subsequent merger that may be effected following the consummation of the Offer and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Offer and such merger. We have provided such information in this Offer to Purchase and a Tender Offer Statement on Schedule TO and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 under the Exchange Act. If the purchase of Shares pursuant to the Offer results in fewer than 300 holders of record of Shares, we intend to file a Form 15 to evidence the termination of the Company’s duty to file reports pursuant to Section 15(d) of the Exchange Act as soon after the consummation of the Offer as the requirements for deregistration are met.

9.	Transactions and Arrangements Concerning the Shares.

Except as set forth on Schedule B hereto or otherwise set forth elsewhere in this Offer to Purchase: (a) none of the Purchaser, Parent and, to the Purchaser’s and Parent’s knowledge, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of Parent, the Purchaser or of any of the persons so listed (other than the Company), beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (b) none of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of Parent, the Purchaser or of any of the persons so listed (other than the Company and its subsidiaries) has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (c) none of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons listed in Schedule A to this Offer to Purchase, has any agreement, arrangement or understanding with any other person with respect to the Shares or any other securities of the Company (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) during the two years before the date of this Offer to Purchase, there have been no transactions between Parent, the Purchaser, their subsidiaries or, to Parent’s and the Purchaser’s knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors, controlling stockholders or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (e) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent, the Purchaser, their subsidiaries or, to Parent’s and the Purchaser’s knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

To the Purchaser’s and Parent’s knowledge, except for one officer and director of the Purchaser, no other officer or director of the Purchaser or officer, director or controlling shareholder of Parent beneficially owns Shares. After reasonable inquiry and to the knowledge of Parent and the Purchaser, the one officer and director of the Purchaser who beneficially owns Shares intends to tender his 200 Shares in the Offer. As of the date hereof, Parent and the Purchaser do not know whether or not any executive officer or director of the Company intends to tender Shares owned by him or her pursuant to the Offer. To the best of Parent’s and the Purchaser’s knowledge, none of the Company or its executive officers, directors or affiliates (other than Parent and the Purchaser) has made any public recommendation as of the date of this Offer to Purchase with respect to the Offer.

10.	Related Party Transactions.

Background of the Roche Group’s Beneficial Ownership of Shares.

In 1990, RHI, a wholly owned subsidiary of Parent and holding company for the Roche Group’s principal operating subsidiaries in the United States, acquired a majority interest in the Company. From 1990 through June 1999, the Roche Group, through RHI, held a majority interest in the Company. In June 1999, RHI acquired 100% of the Company’s outstanding equity interests upon the exercise of certain contractual rights with the Company. In late 1999 and early 2000, RHI completed a series of public offerings of Shares and securities exchangeable into Shares, which resulted in the Roche Group’s equity interest in the Company decreasing to 58.9%. Since the completion of such public offerings, RHI has at all times held a majority interest in the Company. RHI currently owns approximately 55.8% of the outstanding Shares. In connection with, and as a condition to the completion of the financing for, the Offer, it is expected that RHI will transfer its interest in the Company to the Purchaser.

Certain Governance Arrangements.

In July 1999 when the Roche Group owned 100% of the Company’s outstanding equity interests, the Company amended and restated its certificate of incorporation and bylaws and entered into the Affiliation Agreement with RHI. These amendments and the Affiliation Agreement are described below and are more fully described in the Company Proxy under the section entitled “Relationship with Roche,” which section is incorporated by reference herein.

Affiliation Agreement.

The Affiliation Agreement provides for certain rights of RHI and the Company, including, among other things, various requirements that must be met in connection with a business combination involving RHI or any of its affiliates and the Company.

Business Combinations with RHI.  RHI has agreed that, as a condition to any merger of the Company with RHI or any of its affiliates or the sale of substantially all the Company’s assets to RHI or any of its affiliates, either:

•	the transaction receives the favorable vote of a majority of the Shares voted at any meeting or adjournment thereof not beneficially owned by RHI and its affiliates (with no person or group entitled to cast more than 5% of the votes cast at the meeting); or

•	the value of the consideration to be received by the holders of Shares other than RHI and its affiliates in the transaction shall be equal to or greater than the average of the means of the ranges of fair values for the Shares as determined by two investment banks of nationally recognized standing appointed by a committee of the Company’s independent directors.

RHI also agreed that in the event of any merger of the Company with RHI or any of its affiliates or sale of substantially all of the Company’s assets to RHI or any of its affiliates, each unvested option outstanding under the Company’s stock option plans will (at RHI’s option):

•	be accelerated and become exercisable immediately prior to the consummation of the transaction for the total number of Shares covered by the option;

•	become exchangeable upon the consummation of the transaction for deferred cash compensation, which vests on the same schedule as the Shares covered by the option, having a value equal to the product of the number of Shares covered by the option and the amount which RHI, in its reasonable judgment, considers to be equivalent in value to the consideration per Share received by the holders of the Shares, other than RHI and its affiliates, in the transaction, minus the exercise price per Share of the option; or

•	be canceled in exchange for a replacement option to purchase stock of the surviving corporation with the terms of the option to provide value equivalent, as determined by RHI in its reasonable discretion, to that of the canceled option.

If RHI and its affiliates beneficially own more than 90% of the outstanding Shares for more than two months, RHI has agreed to effect, as soon as reasonably practicable, a merger of the Company with RHI or an affiliate of

RHI, which shall be conditioned on the satisfaction of one of the two requirements described in the first paragraph under “— Business Combinations with RHI.”

RHI has agreed that it will not, and will cause its affiliates not to, sell any Shares in the 90 days immediately preceding any proposal by RHI or any of its affiliates for a merger with the Company.

RHI Designee Approval Required for Certain Actions.  Without the prior approval of the directors of the Company designated by RHI, the Company may not approve:

•	any acquisition that would constitute a substantial portion of the Company’s business or assets;

•	any sale, lease, license, transfer or other disposal of all or a substantial portion of the Company’s business or assets not in the ordinary course of the Company’s business;

•	any issuance of capital stock or certain other equity securities other than (1) issuances pursuant to employee compensation plans that have been approved by RHI not exceeding 5% of the Company’s voting stock, (2) issuances upon the exercise, conversion or exchange of any of the Company’s outstanding capital stock or certain other equity securities, and (3) other issuances during any 24 month period not exceeding 5% of the Company’s voting stock at the beginning of the 24 month period; and

•	any repurchase or redemption of the Company’s capital stock or certain other equity securities other than (1) a redemption required by the terms of a security and (2) purchases made at fair market value in connection with any of the Company’s deferred compensation plans.

For purposes of the first and second bullet points of the previous paragraph, unless a majority of the Company’s board of directors has made a contrary determination in good faith, a “substantial portion of the Company’s business or assets” shall mean a portion of the Company’s business or assets accounting for 10% of consolidated total assets, contribution to net income or revenues of the Company and its consolidated subsidiaries.

Following the giving of a Governance Notice (as defined below) by RHI to obtain proportional representation on the Company’s board of directors, the Company’s board of directors may not take any action, or fail to take any action, except in the ordinary course of business, without the consent of RHI, until the additional directors designated by RHI take office.

RHI’s rights described under “— RHI Designee Approval Required for Certain Actions” will terminate if RHI and its affiliates own less than 40% of the outstanding Shares.

Dispositions by RHI.  If RHI and its affiliates sell their majority ownership in the Shares to a successor, RHI will cause the successor to purchase all Shares not held by RHI for:

•	if the consideration received by RHI and its affiliates is entirely either cash or equity traded on a U.S. national securities exchange, consideration in the same form and amounts per Share as received by RHI and its affiliates; or

•	in any other case, consideration either in the same form and amounts per Share as received by RHI and its affiliates or with a value per Share not less than the weighted average value per Share received by RHI and its affiliates as determined by an investment bank of nationally recognized standing appointed by a committee of the Company’s independent directors.

RHI has agreed to cause the buyer of the Shares to agree to be bound by the obligations described in the preceding paragraph as well as the obligations described under “— Business Combinations with RHI” above. The Company has agreed that the buyer shall be entitled to succeed to RHI’s rights described under “— Certificate of Incorporation and Bylaws — RHI’s Right to Proportional Representation” below.

RHI’s Ability to Maintain Its Percentage Ownership Interest in the Company.  The Affiliation Agreement provides that prior to any issuance of Shares, the Company will repurchase a sufficient number of Shares so that, immediately after such issuance, the percentage of the Shares owned by RHI will be no lower than 2% below the “Minimum Percentage.” The Minimum Percentage equals the lowest number of Shares owned by RHI since its July 1999 offering of the Company’s common stock divided by the number of Shares outstanding at the time of the July 1999 offering, in each case, adjusted for subsequent stock splits and combinations. The Affiliation Agreement also provides that, upon RHI’s request, the Company will repurchase Shares to increase RHI’s ownership to the Minimum Percentage. Under the terms of the Affiliation Agreement, RHI’s Minimum Percentage is 57.7%. RHI’s current ownership percentage of the Company’s outstanding Shares is approximately 55.8%.

In addition, RHI has a continuing option to buy Shares from the Company at prevailing market prices to maintain its percentage ownership interest. RHI’s rights described in the preceding sentence will terminate if RHI and its affiliates own less than 40% of the outstanding Shares.

RHI’s Option to Purchase Certain Stock.  The Affiliation Agreement provides that with respect to any issuance of any of the Company’s capital stock other than the Shares, RHI has a continuing right to purchase from the Company such number of shares of such capital stock as is necessary to allow RHI and its affiliates to own 80% of each class of outstanding shares of such capital stock. The price to be paid for such capital stock will be the market price of such capital stock as of the date of the date RHI exercises such right. RHI’s rights described in this paragraph will terminate if RHI and its affiliates own less than 40% of the outstanding Shares.

Licensing and Marketing Arrangements.  The Affiliation Agreement provides that, except as otherwise provided in the Commercialization Agreement, the Company will not enter into any material licensing or marketing agreement with respect to any products, processes, inventions or developments made by the Company or any of its subsidiaries unless it has first negotiated in good faith with RHI for a reasonable period of not less than three or more than six months with a view towards reaching a mutually beneficial licensing or marketing agreement with respect to such products, processes, inventions or developments. RHI’s rights described in this paragraph will terminate if RHI and its affiliates own less than 40% of the outstanding Shares.

Registration Rights.  The Company has agreed to provide customary registration rights in order to permit RHI to offer and sell Shares in the public market. Generally, the Company will pay all expenses incident to the performance of its obligations with respect to the registration of RHI’s Shares except RHI will pay expenses directly incurred by RHI, including underwriting fees, discounts and commissions and counsel fees. In addition, the Company is only required to pay for two registrations within a 12-month period, subject to certain further limitations. The Company and RHI have each agreed to customary indemnification and contribution provisions with respect to liability incurred in connection with these registrations.

Certificate of Incorporation and Bylaws.

During the period that RHI owned all of the Company’s outstanding equity, the Company amended its certificate of incorporation and bylaws to, among other things, provide RHI with certain proportional representation rights with respect RHI’s membership on the Company’s board of directors and committees thereof.

Composition of the Company’s Board of Directors.  As prescribed by the Company’s bylaws, the number of directors constituting the Company’s board of directors must be seven or such greater number as the Company’s board of directors may determine from time to time, and must include at least three RHI nominees, one executive officer of the Company nominated by the Nominations Committee of the Company’s board of directors, and at least three or more independent directors nominated by the Nominations Committee of the Company’s board of directors. The Company’s board of directors currently consists of seven members: three directors designated by the Roche Group, the Company’s Chief Executive Officer and three independent directors. All of the Company’s directors other than the Roche Group’s designees are nominated by the Nominations Committee of the Company’s board of directors. Directors of the Company are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

Under the Company’s bylaws, unless otherwise noted, an independent director is a director who is not: (1) one of the Company’s officers; (2) an employee, director, principal stockholder or partner of RHI or any RHI affiliate; or (3) an employee, director, principal stockholder or partner of an entity (other than the Company or any of its subsidiaries) that depended on RHI or any of its affiliates for more than 10% of its revenues or earnings in its most recent fiscal year.

RHI’s rights described under “— Composition of the Company’s Board of Directors” will terminate if RHI and its affiliates own less than 40% of the outstanding Shares.

RHI’s Right to Proportional Representation.  Under the Company’s bylaws, upon the request of RHI at any time by notice to the Company (a “Governance Notice”), RHI is entitled to representation on the Company’s board of directors proportional to its ownership interest of the Shares. RHI is entitled to have a number of directors equal to its percentage ownership of the Shares times the total number of directors, rounded up to the next whole number if the ownership interest of RHI and its affiliates is greater than 50% and rounded down if it is less than or equal to 50%. Upon delivery of a Governance Notice, the Company will immediately take action to increase the size of the Company’s board of directors and to fill the vacancies by electing RHI nominees in order to achieve RHI’s proportional representation.

If RHI’s ownership interest of the outstanding Shares falls below 40%, RHI’s rights under “— RHI’s Right to Proportional Representation” will terminate. RHI will thereafter be entitled to nominate a number of directors proportional to RHI’s ownership interest rounded down to the next whole number, until the ownership interest of RHI and its affiliates is less than 5%.

Membership of Committees.  The Company has five standing committees of its board of directors:

•	Audit Committee;

•	Compensation Committee;

•	Corporate Governance Committee;

•	Executive Committee; and

•	Nominations Committee.

RHI is entitled to designate at least one member of each committee and, upon providing notice to the Company, is entitled to proportional representation on each committee. RHI’s committee members may designate another RHI director to serve as their alternates on any committee. RHI’s rights described in this paragraph do not apply to any special committee or committee of independent directors that may be constituted for purposes of making any determination provided for by agreement between the Company and RHI.

Under the Company’s bylaws, the Company’s Nominations Committee is required to have three members. Any time that RHI’s ownership percentage of the Shares is 80% or more, the Company’s Nominations Committee is to consist of two RHI nominees and one independent director. Any time that RHI’s ownership percentage of the Shares is less than 80%, the Company’s Nominations Committee is to be composed of a number of RHI nominees equal to RHI’s ownership percentage times three, rounded up to the next whole number if RHI’s total voting power is greater than 50% and rounded down if RHI’s total voting power is less than or equal to 50%. However, RHI may not have more than two nominees at any time. RHI currently has two nominees on the Company’s Nominations Committee.

RHI’s rights described under “— Membership of Committees” will terminate if RHI and its affiliates own less than 40% of the outstanding Shares.

Nomination of Directors.  A majority of the members of the Company’s Nominations Committee must approve the nomination of any person for director not designated by RHI.

Supermajority Approval for Certain Amendments.  The Company’s certificate of incorporation provides that the provisions of the Company’s bylaws described above under “— Composition of the Company’s Board of Directors,” “— RHI’s Right to Proportional Representation,” “— Membership of Committees” and “— Nomination of Directors,” among others, may be repealed or amended only by a favorable vote of more than 60% of the Shares. However, RHI’s right to nominate a number of directors proportional to RHI’s ownership interest until RHI’s ownership interest is less than 5% may be repealed or amended only by a favorable vote of more than 90% of the Shares.

Commercial Relationships and Other Transactions and Arrangements.

The Company and certain of its affiliates regularly engage in transactions with each other in the ordinary course of business. Since 1990 when the Roche Group first acquired a majority interest in the Company, the Roche

Group has been the Company’s most significant strategic partner collaborating with the Company on the co-development and commercialization of many of the Company’s key products. As a result, the Company and its subsidiaries and the Roche Group are currently parties to a number of commercial agreements. These agreements include: the Commercialization Agreement, a July 1998 licensing and marketing agreement related to anti-HER2 antibodies, a research collaboration agreement, a tax sharing agreement, an umbrella supply agreement, and a short-term supply agreement. Information regarding these agreements, transactions and arrangements, including the amounts involved, is set forth below and in the Company Proxy under “Relationship with Roche” and “Certain Relationships and Related Transactions,” in the Company 10-Q under Note 6 — “Relationship with Roche Holdings, Inc. and Related Party Transactions” to the Condensed Consolidated Financial Statements of the Company and in the Company’s Annual Report on Form 10-K for the annual period ended December 31, 2007 (the “Company 10-K”) under Note 9 — “Relationship with Roche Holdings, Inc. and Related Party Transactions” to the Consolidated Financial Statements of the Company, which sections are incorporated by reference herein. All descriptions provided in this Offer to Purchase regarding these agreements, transactions and arrangements is qualified by reference to the Company Proxy, the Company 10-Q and the Company 10-K.

Under the Company’s existing arrangements with the Roche Group, including the Commercialization Agreement, the Company recognized the following amounts (in millions):

	Nine Months
	Ended
	September 30,	Twelve Months Ended,
	2008	2007	2006	2005

Product sales to the Roche Group	$425	$768	$359	$177
Royalties earned from the Roche Group	$1,142	$1,206	$846	$500
Contract revenue from the Roche Group	$75	$95	$125	$65
Cost of sales on product sales to the Roche Group	$242	$422	$268	$154
Research and development expenses incurred on joint development projects with the Roche Group	$232	$259	$213	$144
In-licensing expenses to the Roche Group	$140	—	—	—

Transactions and Arrangements with Novartis.

Based on information supplied to the Roche Group, Novartis International Ltd, Basel and its affiliates (collectively, the “Novartis Group”) own 33.3% of the outstanding voting shares of Parent. The Company and certain of its affiliates have engaged in certain transactions and are parties to certain arrangements with the Novartis Group. Information regarding these transactions, including the amounts involved, is set forth in the Company 10-Q under Note 6 — “Relationship with Roche Holdings, Inc. and Related Party Transactions — Novartis” to the Condensed Consolidated Financial Statements of the Company and in the Company 10-K under Note 9 — “Relationship with Roche Holdings, Inc. and Related Party Transactions — Novartis” to the Consolidated Financial Statements of the Company, which sections are incorporated by reference herein.

11.	Interests of Certain Persons in the Offer

Financial Interests.  The financial interests of the Roche Group with regard to the Offer Price are generally adverse to the financial interests of the stockholders being asked to tender their Shares.

Executive Officers and Directors of the Company.  The stockholders being asked to tender their Shares should be aware that the executive officers and certain directors of the Company have interests in connection with the Offer and any second-step merger that present them with actual or potential conflicts of interest, which will be described in the Schedule 14D-9.

Potential Conflicts of Interest.  Erich Hunziker, Ph.D., is Chief Financial Officer and Deputy Head of the Corporate Executive Committee of Roche, William M. Burns is Chief Executive Officer of the Pharmaceuticals Division and Member of the Corporate Executive Committee of Roche, Jonathan K. C. Knowles, Ph.D., is the Head of Global Research and Member of the Corporate Executive Committee of Roche, and Arthur D. Levinson, Ph.D., is the Chairman and Chief Executive Officer of the Company. These positions present these individuals with actual or potential conflicts of interest in determining the fairness of the Offer to the Company’s shareholders unaffiliated with the Roche Group.

Treatment of Options.  Certain officers and directors of the Company, like many other employees of the Company, hold vested stock options, which may be exercised in accordance with their terms, and the Shares acquired thereby may be tendered in the Offer. We currently intend that in compliance with the Affiliation Agreement and the terms of the plans, all options to acquire Shares outstanding immediately prior to the effective time of a merger, whether vested or unvested (including those held by the officers and directors of the Company) will, at the effective time of the merger, be cashed out based on the amount paid in the merger for the outstanding public Shares.

Continued Role of Senior Management.  Following announcement of the $89 per Share proposal, Dr. Franz B. Humer, the Chairman of Roche, and Dr. Arthur D. Levinson, the Chairman and Chief Executive Officer of the Company, have from time to time discussed the importance of retaining the Company’s employees and sustaining morale at the Company, but there have been no specific understandings or agreements with respect to a possible future role of any member of the Company’s senior management.

Employment Agreements.  Based on publicly available information filed by the Company, the Company is not party to any employment agreements with the Chief Executive Officer, Chief Financial Officer and the other executive officers of the Company who were named in the Company Proxy (the “named executive officers”).

Retention and Severance Plans.  On August 18, 2008, the Special Committee of the Company adopted two retention plans and two severance plans that together cover substantially all employees of the Company, including the named executive officers. They are described in further detail below.

•	Retention Plans. The Genentech, Inc. Employee Retention Plan and the Genentech, Inc. Executive Retention Plan (collectively, the “Retention Plans”), provide for retention bonuses payable to substantially all employees of the Company, including the named executive officers. Each retention bonus under the Retention Plans is established based on an employee’s job level, and will be paid as follows:

•	If a merger between the Company and a member of the Roche Group has not occurred on or before June 30, 2009, then 100% of each retention bonus will be paid on June 30, 2009, subject to the employee remaining employed by the Company on that date.

•	If a merger has occurred on or before June 30, 2009, then:

•	If vesting is accelerated with respect to 100% of the Company’s then outstanding unvested stock options in connection with such merger, which we expect to be the case, then 50% of the retention bonus will be paid on the completion of such merger, and the remaining 50% will be paid on the first anniversary of the completion of such merger, subject to the employee remaining employed by the Company on those dates.

•	However, if vesting were not to be accelerated with respect to 100% of the Company’s then outstanding unvested stock options in connection with such merger, 100% of the retention bonus will be paid on the completion of the such merger, subject to the employee remaining employed by the Company on the date such merger is completed.

•	In addition, in the event of a merger between the Company and a member of the Roche Group, any employee who is terminated “without cause” or resigns with “good reason” (as defined in the Retention Plans) within three months of the initial existence of the condition or event that constitutes “good reason” will be entitled to receive any remaining unpaid retention bonus upon such termination.

•	Severance Plans. The Genentech, Inc. Executive Severance Plan (the “Executive Severance Plan”) and the Genentech, Inc. Employee Severance Plan (the “Employee Severance Plan”, and together with the Executive Severance Plan, the “Severance Plans”) provide that substantially all employees of the Company, including the named executive officers, will be entitled to receive specified payments and benefits if, within 18 months following a merger between the Company and a member of the Roche Group, they are terminated “without cause” or resign for “good reason” (as defined in the Severance Plans) within three months of the initial existence of the condition or event that constitutes “good reason.” The participants in the Executive Severance Plan are the same as the participants in the Executive Retention Plan.

•	All Participants in the Executive Severance Plan (including the named executive officers and other Company officers) will be entitled to the following:

•	A severance payment based on the executive’s base salary and the average of the prior three years bonus. For the Company’s Chief Executive Officer, the severance payment will be three times base salary and the average of the prior three years bonuses. For members of the Company’s Executive Committee (including the Executive Vice President and Chief Financial Officer and all of the named executive officers) the severance payment will be two times base salary and the average of the prior three years bonus. For other executives, the severance payment will be based on a designated number of weeks, multiplied by (A) the executive’s weekly base salary, plus (B) an amount equal to the average annual bonus paid to the executive over the past three years, expressed as a percentage of average annual salary, multiplied by the executive’s weekly base salary. The number of weeks will range from 52 weeks to 104 weeks, depending on the executive’s job level and tenure with the Company.

•	Accelerated vesting of all stock options granted by the Company and outstanding as of the severance date.

•	Continued medical group health and dental plan coverage. For the Company’s Chief Executive Officer, coverage will be for three years. For members of the Company’s Executive Committee, coverage will be for two years. For other Company executives, coverage will be equal to the number of weeks used to determine the executive’s severance pay.

•	Reimbursement for reasonable outplacement services not to exceed 180 days following the executive’s severance date.

•	Reimbursement of legal fees and expenses incurred by the executive in successfully enforcing rights under the Employee Severance Plan.

•	All participants in the Employee Severance Plan (including the named executive officers and other Company officers) will be entitled to the following:

•	A severance payment based on a designated number of weeks, multiplied by (A) the employee’s weekly base salary, plus (B) an amount equal to the average annual bonus paid to the employee over the past three years, expressed as a percentage of average annual salary, multiplied by the employee’s weekly base salary. The number of weeks will range from 18 weeks to 52 weeks, depending on the employee’s job level and tenure with the Company.

•	Accelerated vesting of all stock options granted by the Company and outstanding as of the severance date.

•	Continued medical group health and dental plan coverage for a period of time equal to the designated number of weeks used to determine the employee’s severance pay.

•	Reimbursement for reasonable outplacement services for 60 to 180 days (depending on the employee’s job level) following the employee’s severance date.

•	Reimbursement of legal fees and expenses incurred by the employee in successfully enforcing rights under the Employee Severance Plan.

•	In addition, the Severance Plans provide that if a merger between the Company and a member of the Roche Group occurs, participants will be paid their earned and accrued bonus under the Company’s 2008 Bonus Plan on the normal payment date if the employee remains employed with the Company through such date or the employee was terminated without cause or resigns for good reason following such merger.

•	Both the Executive Severance Plan and the Executive Retention Plan provide that the plan administrator has the right to amend or terminate the plan at any time (including prior to the closing of a merger between the Company and a member of the Roche Group). After the closing of a merger, the Company may not amend or terminate the plan (without the participant’s consent) in a way that (i) prevents any executive from becoming eligible for the applicable bonus or (ii) reduces the amount of the applicable bonus payable.

Special Committee Compensation.  The Company’s board of directors has adopted resolutions providing that (i) the Chairman of the Special Committee was paid a retainer in the amount of $50,000 on August 12, 2008 for serving as chairman of the Special Committee, (ii) each member of the Special Committee (other than the Chairman) was paid a retainer of $35,000 on August 12, 2008 for serving as a member of the Special Committee and (iii) each member of the Special Committee will receive a fee of $2,500 per meeting of the Special Committee attended by such member (whether in person or telephonically) or any day during which such member otherwise devotes substantial time and attention to matters for which the Special Committee was established, payable in accordance with the Company’s standard policies and practices.

THE OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, on Thursday, March 12, 2009, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in “The Offer — Section 12 — Conditions of the Offer” which include, among other things, satisfaction of the Majority of the Minority Condition and the Financing Condition. If any condition is not satisfied, we may (i) terminate the Offer, and therefore not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in “The Offer — Section 4 — Withdrawal Rights,” retain all such Shares until the expiration of the Offer as so extended, (iii) waive all conditions to the Offer that remain unsatisfied (other than the Majority of the Minority Condition, which is not waivable) or otherwise amend the Offer in any respect and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn prior to the Expiration Date or (iv) delay acceptance for payment or payment for Shares, subject to any applicable rules and regulations of the SEC, until satisfaction or waiver (where permissible) of all conditions to the Offer relating to governmental or regulatory approvals.

Subject to any applicable rules and regulations of the SEC, we expressly reserve the right in our sole discretion to (i) terminate the Offer if any of the conditions set forth in “The Offer — Section 12 — Conditions of the Offer” has not been satisfied, (ii) extend the Offer at any time and from time to time for any reason or (iii) waive any condition (other than the Majority of the Minority Condition, which is not waivable) or otherwise amend the Offer in any respect at any time, in each case, by giving oral or written notice of such termination, extension, waiver or amendment to the Depositary and by making a public announcement thereof.

If we decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view the waiver of a condition such as the Financing Condition is a material change in the terms of an offer and that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to stockholders, and that if a material change approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. “Business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares that are purchased pursuant to the Offer.

If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, subject to withdrawal rights as set forth in “The Offer — Section 4 — Withdrawal Rights.”

Any termination, extension, delay, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer, we may, but are not obligated to, include a subsequent offering period to permit the tender of additional Shares (a “Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Exchange Act, we may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) we accept and promptly pay for all Shares validly tendered during the Offer, (iii) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period, (iv) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period and (v) the same form and amount of consideration is paid to stockholders in the Offer and the Subsequent Offering Period. Withdrawal rights are not available with respect to Shares tendered in a Subsequent Offering Period. If we include a Subsequent Offering Period, we may extend it from time to time.

We do not currently intend to include a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

We are making a request to the Company for its stockholders list and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon our receipt of such lists from the Company, we will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the Expiration Date. Notwithstanding the foregoing, subject to any applicable rules and regulations of the SEC (including Rule 14(e)-1(c) under the Exchange Act), we expressly reserve the right, in our sole discretion, to delay the acceptance for payment or payment for Shares until satisfaction or waiver (where permissible) of all conditions to the Offer relating to governmental or regulatory approvals. For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see “The Offer — Section 13 — Certain Legal Matters; Regulatory Approvals.” If we decide to provide a Subsequent Offering Period, we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period.

We will be deemed to have accepted for payment Shares tendered pursuant to the Offer when, as and if we give oral or written notice of our acceptance to the Depositary.

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon deposit of such funds with the Depositary, our obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer — Section 3 — Procedure for Tendering Shares — Book-Entry Delivery”)), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or in connection with a book-entry transfer, an Agent’s Message (as defined in “The Offer — Section 3 — Procedure for Tendering Shares — Book-Entry Delivery”)) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer — Section 3 — Procedure for

Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or delay in making such payment.

If we do not accept for payment any Shares tendered pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates for such unpurchased or untendered Shares (or, in the case of Shares delivered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) without expense to you, promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3.	Procedure for Tendering Shares.

Valid Tender of Shares.  To tender Shares in the Offer, either (i) the Depositary must receive prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other documents that the Letter of Transmittal requires, and (b) certificates for the Shares to be tendered or confirmation of the book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer such Shares and (iv) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Delivery.  The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees.  All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (a) by the registered holder of Shares who has not completed the box labeled “Special Payment Instructions” on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary prior to the Expiration Date, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) prior to the Expiration Date; and

•	the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, (or an Agent’s Message) and any other required documents, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice.

Backup U.S. Federal Income Tax Withholding.  Under the U.S. federal income tax laws, the Depositary generally will be required to withhold at the applicable backup withholding rate (currently 28%) from any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or otherwise establish that you are exempt from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8.

Appointment of Proxy.  By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers of attorney, proxies and written consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be granted (and, if previously granted, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may determine at any annual, special or adjourned meeting of the Company’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, we are able to exercise immediately upon our acceptance for payment of such Shares full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders.

Determination of Validity.  We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or to waive any such defect or irregularity or incur any liability for failure to give any such notification or waiver. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.	Withdrawal Rights.

Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after April 9, 2009.

If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except as otherwise provided in this Section 4.

For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution through the Book-Entry Transfer Facility) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by again following any of the procedures described under “The Offer — Section 3 — Procedure for Tendering Shares.” If the Shares were tendered by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of the Shares.

If we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or to waive of any such defect or irregularity or incur any liability for failure to give any such notification or waiver.

5.	Certain U.S. Federal Income Tax Considerations.

The following discussion summarizes certain U.S. federal income tax consequences to U.S. holders who exchange Shares pursuant to the Offer or during a Subsequent Offering Period, and is based upon current law (which may change, possibly with retroactive effect). Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the exchange of Shares pursuant to the Offer or during a Subsequent Offering Period, including the effects of applicable state, local and other tax laws. The following discussion applies only if you hold your Shares as a capital asset and may not apply if you acquired your Shares pursuant to the exercise of stock options, you are not a citizen or resident of the United States or you are a person otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

Your exchange of Shares pursuant to the Offer or during a Subsequent Offering Period will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. In general, if you exchange Shares pursuant to the Offer or during a Subsequent Offering Period, you will recognize gain or loss equal to the difference between the adjusted tax basis of your Shares and the amount of cash received in exchange therefor (determined before the deduction of any backup withholding tax). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) exchanged pursuant to the Offer or during a Subsequent Offering Period. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains of noncorporate taxpayers generally are subject to U.S. federal income tax at a maximum tax rate of 15%. The deduction of capital losses is subject to limitations.

A stockholder whose Shares are exchanged in the Offer or during a Subsequent Offering may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See “The Offer — Section 3 — Procedure for Tendering Shares — Backup U.S. Federal Income Tax Withholding.”

6.	Price Range of Shares; Dividends.

The Shares are listed and principally traded on the NYSE under the symbol “DNA”. The following table sets forth for the periods indicated the intraday high and low sale prices per Share on the NYSE as reported in published financial sources:

	High	Low

2007
First Quarter	$89.73	$80.12
Second Quarter	83.65	72.31
Third Quarter	80.57	71.43
Fourth Quarter	78.61	65.35
2008
First Quarter	$82.20	$65.60
Second Quarter	82.00	66.80
Third Quarter	99.14	75.01
Fourth Quarter	89.77	69.17
2009
First Quarter (through February 6, 2009)	$88.76	$80.57

On July 18, 2008, the last trading day prior to the date on which Roche first publicly announced our proposal to acquire all of the outstanding Shares not owned by the Roche Group, the last sale price of the Shares reported on the NYSE was $81.82 per Share. On January 29, 2009, the last full trading day before the announcement of our intention to commence the Offer, the last sale price of the Shares reported on the NYSE was $84.09 per Share. On February 6, 2009, the last full trading day before the date of this Offer to Purchase, the last sale price of the Shares reported on the NYSE was $83.00 per Share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

The Company has never paid a cash dividend on the Shares. While we currently intend that no dividends will be declared on the Shares, we reserve the right to change the Company’s dividend policy, including causing the Company to pay a special or extraordinary dividend to all holders of Shares.

7.	Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares.  The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. For additional information regarding the effects of the Offer, see “Special Factors — Section 6 — Effects of the Offer.”

NYSE Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to the NYSE’s published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the number of total stockholders of the Company should fall below 400, (ii) the number of total stockholders should fall below 1,200 and the average monthly trading volume for the Shares is less than 100,000 for the most recent 12 months or (iii) the number of publicly-held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. In the event the Shares were no longer listed on the NYSE, price quotations for the Shares might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Registration under the Exchange Act.  The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other registered securities of the Company, would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Company. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing or reporting on the NYSE. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

If registration of the Shares under the Exchange Act is not terminated prior to any second-step merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE would be terminated upon completion of a second-step merger.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute “margin securities” and, therefore, could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning the Company.

Except for the information contained in the “Special Factors” section, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, the Purchaser, the Dealer Manager, the Information Agent and the Depositary have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, none of Parent, the Purchaser, the Dealer Manager, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Dealer Manager, the Information Agent and the Depositary.

General.  The Company was organized in 1976 as a California corporation and was reincorporated in Delaware in 1987. The principal executive offices of the Company are located at 1 DNA Way, South San Francisco, California 94080, and its telephone number is (650) 225-1000. The Company is a leading biotechnology company that discovers, develops, manufactures and commercializes pharmaceutical products to treat patients with significant unmet medical needs. A number of the currently approved biotechnology products originated from or are based on the Company’s science. The Company commercializes multiple biotechnology products and also receives royalties from companies that are licensed to market products based on the Company’s technologies. The Company’s product development efforts, including those of its collaborators, cover a wide range of medical conditions, including cancer and immune diseases.

Financial Information.  The following table sets forth summary historical consolidated financial data for the Company as of and for each of the years ended December 31, 2007 and 2006 and as of and for each of the nine months ended September 30, 2008 and 2007. The selected financial data and the per Share data set forth below are extracted from, and should be read in conjunction with, the consolidated financial statements and other financial information contained in the Company 10-Q and the Company 10-K. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 of the Company 10-K and Item 1 of Part I in the Company 10-Q are hereby incorporated by reference in this Offer to Purchase. The reports may be examined, and copies may be obtained from the SEC in the manner described under “— Additional Information” below.

Summary Historical Consolidated Financial Data
(in millions, except per Share amounts and ratio of earnings to fixed charges)

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006
	(Unaudited)

Consolidated Balance Sheet Data
Total current assets	$9,691	$6,671	$8,753	$5,704
Total noncurrent assets	10,920	10,773	10,187	9,138

Total assets	$20,611	$17,444	$18,940	$14,842

Total current liabilities	$2,836	$2,056	$3,918	$2,010
Total noncurrent liabilities	3,149	3,756	3,117	3,354

Total liabilities	$5,985	$5,812	$7,035	$5,364

Consolidated Statements of Income Data
Total operating revenue	$9,711	$8,755	$11,724	$9,284
Product sales	7,549	7,094	9,443	7,640
Royalties	1,932	1,427	1,984	1,354
Contract revenue	230	234	297	290
Total costs and expenses	5,746	5,511	7,495	6,132
Operating income	3,965	3,244	4,229	3,152

Net income	$2,495	$2,138	$2,769	$2,113

Ratio of earnings to fixed charges(1)	44.38	37.42	35.06	30.35
Comparative per Share Data
Net income per Share
Basic	$2.37	$2.03	$2.63	$2.01
Diluted	$2.34	$2.00	$2.59	$1.97
Book Value per Share(2)	$13.90

Notes to Summary Historical Consolidated Financial Data:

(1)	The Company historically has not reported a ratio of earnings to fixed charges. The ratio of earnings to fixed charges has been computed based on publicly available information. For purposes of determining this ratio, earnings consists of pre tax income from continuing operations, plus fixed charges, less capitalized interest. Fixed charges include interest costs, whether expensed or capitalized, and an estimate by Roche of the Company’s interest component of rental expense. Roche’s estimate of the Company’s interest component of rental expense may not be consistent with the Company’s estimate and, therefore, the Company’s calculation of the ratio of earnings to fixed charges may differ from Roche’s calculation.

(2)	Book value per share is not a term defined by generally accepted accounting principles. Book value per Share is calculated by dividing total stockholders’ equity as of September 30, 2008 by the number of Shares outstanding as of October 31, 2008.

Recent Developments.  On January 15, 2009, the Company furnished its 2008 year-end earnings release to the SEC on Form 8-K. The selected financial data and the comparative per Share data set forth below for the year ended December 31, 2008 are extracted from, and should be read in conjunction with, the information contained in such report.

Summary Historical Consolidated Financial Data
(in millions, except per Share amounts)

	Years Ended December 31,
	2008	2007
	(Unaudited)

Consolidated Balance Sheet Data
Total assets	$21,787	$18,940

Total current liabilities	$3,095	$3,918
Total noncurrent liabilities	3,021	3,117

Total liabilities	$6,116	$7,035

Consolidated Statements of Income Data
Total operating revenue	$13,418	$11,724
Product sales	10,531	9,443
Royalties	2,539	1,984
Contract revenue	348	297
Total costs and expenses	8,089	7,495
Operating income	5,329	4,229

Net income	$3,427	$2,769

Comparative per Share Data
Net income per Share
Basic	$3.25	$2.63
Diluted	$3.21	$2.59

Additional Information.  The Company is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov.

9.	Certain Information Concerning the Purchaser and Parent.

The Purchaser is a Delaware corporation incorporated on January 15, 2009, with principal executive offices at 1220 N. Market Street, Suite 334, Wilmington, Delaware 19801. The telephone number of our principal executive offices is (302) 425-0151. To date, the Purchaser has engaged in no activities other than those incidental to our formation and the commencement of the Offer. The Purchaser is an indirect wholly owned subsidiary of Parent.

Parent is a joint stock company founded in 1896 and organized under the laws of Switzerland, with principal executive offices at Grenzacherstrasse 124, CH-4070 Basel, Switzerland. The telephone number of its principal executive offices is +41-61-688-1111. Parent is a holding company which, through its consolidated subsidiaries, engages primarily in the development, manufacture, marketing and sales of pharmaceuticals and diagnostics. The Roche Group is one of the world’s leading research-based health care groups active in the discovery, development, manufacture and marketing of pharmaceuticals and diagnostics. The Roche Group’s website is located at www.roche.com.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director, executive officer and controlling stockholder of Parent and the Purchaser and certain other information are set forth on Schedule A hereto.

None of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons listed in Schedule A to this Offer to Purchase has been (a) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) and (b) a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

The Purchaser and Parent have made no arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense. For a discussion of appraisal rights, see “Special Factors — Section 8 — Dissenters’ Appraisal Rights; Rule 13e-3.”

Financial Information.  The following table sets forth summary historical consolidated financial data for the Roche Group as of and for each of the years ended December 31, 2008 and 2007. The selected financial data and the data per share and non-voting equity security of the Roche Group set forth below have been derived from, and should be read in conjunction with, the consolidated financial statements and other information contained in the Roche Annual Report 2008 Finance Report (the “Roche 2008 Finance Report”), which has been filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC in connection with the Offer. More comprehensive financial information is included in the Roche 2008 Finance Report, and the following summary is qualified in its entirety by reference to the Roche 2008 Finance Report and all of the information contained therein. The Roche 2008 Finance Report may be examined, and copies may be obtained from the SEC in the same manner as described in “The Offer — Section 8 — Certain Information Concerning the Company — Additional Information.”

Summary Historical Consolidated Financial Data
(in millions of CHF, except amounts per share and non-voting equity security of Parent, which are expressed in CHF, and ratio of earnings to fixed charges)

	Years Ended December 31,
	2008	2007

Income Statement Data:
Sales	45,617	46,133
Royalties and other operating income	2,287	2,243
Cost of sales	(13,661)	(13,743)
Marketing and distribution	(9,170)	(9,327)
Research and development	(8,845)	(8,385)
General and administration	(2,332)	(2,453)
Major legal cases	271
Changes in group organization	(243)

Operating profit	13,924	14,468
Operating profit before exceptional items and cumulative effect of a change in accounting principle	13,896	14,468
Associated companies	1	2
Financial income	1,123	1,805
Financing costs	(887)	(971)

Profit before tax	14,161	15,304
Income taxes	(3,317)	(3,867)

Net income	10,844	11,437

	Years Ended December 31,
	2008	2007

Cash Flow Statement Data:
Net Cash Provided by (Used in):
Operating activities	12,177	11,728
Investing activities	(1,722)	(5,788)
Financing activities	(9,442)	(5,270)
Currency translation	147	(125)

Increase (decrease) in cash	1,160	545

Balance Sheet Data:
Cash and marketable securities	20,771	24,202
Current assets	38,604	42,834
Property, plant and equipment, net	18,190	17,832
Noncurrent assets	37,485	35,531

Total assets	76,089	78,365

Total short-term debt	(1,117)	(3,032)
Current liabilities	(12,104)	(14,454)
Total long-term debt	(2,972)	(3,834)
Noncurrent liabilities	(10,163)	(10,468)

Total liabilities	(22,267)	(24,922)

Total equity	53,822	53,443

Other Information:
Ratio of earnings to fixed charges(1)	53.10	45.48
Capital expenditures	3,596	4,697
Net income per share and non-voting equity security of Parent
Basic	10.43	11.36
Diluted	10.23	11.16
Book value per share and non-voting equity security of Parent(2)	62.58

Notes to Summary Historical Consolidated Financial Data:

(1)	For the purpose of computing this ratio, earnings consist of the income from continuing operations before taxation of the Roche Group companies, plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (including capitalized interest) on all indebtedness and that portion of rental expense representative of the interest factor.

(2)	Book value per share is not a term defined by International Financial Reporting Standards. Book value per share and non-voting equity security of Parent is calculated by dividing total stockholders’ equity by the number of shares and non-voting equity securities of Parent outstanding as of December 31, 2008.

The consolidated financial statements of the Roche Group contained in the Roche 2008 Finance Report have been prepared in accordance with International Financial Reporting Standards.

The Roche Group publishes its consolidated financial statements in Swiss francs, and, accordingly, the summary historical consolidated financial data set forth above is expressed in Swiss francs. For your convenience, the following table sets forth, for the periods and dates indicated, the exchange rate for one U.S. dollar expressed in Swiss francs, based upon publicly available information:

	Year Ended December 31,
	2008	2007

Rate at end of period	1.05805	1.12700
Average rate for period	1.08264	1.20046
High	1.2298	1.2572
Low	0.9638	1.0890

On February 5, 2009, the exchange rate for one U.S. dollar expressed in Swiss francs was 1.1706 CHF.

10.	Source and Amount of Funds.

The Offer is conditioned upon the Purchaser and its affiliates obtaining sufficient financing to purchase all outstanding Shares not owned by the Roche Group and all Shares issuable upon exercise of outstanding options and to pay related fees and expenses. We estimate that we will need approximately $42.1 billion to purchase the Shares and pay related fees and expenses. For purposes of this estimate, the aggregate amount required to purchase all Shares issuable upon exercise of outstanding options was calculated using the treasury stock method assuming 76,800,000 in-the-money options with a weighted average exercise price of $62.45 per Share and 1,200,000 out-of-the money options with a weighted average exercise price of $92.66 per Share.

Roche plans to obtain the necessary funds through a combination of bank borrowings, issuances of debt securities and other sources of financing, as well as from available cash held by the Roche Group. We will only be able to consummate the Offer if we have obtained sufficient financing.

11.	Dividends and Distributions.

If, on or after January 29, 2009, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on January 29, 2009 of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under “The Offer — Section 12 — Conditions of the Offer,” we may, in our sole discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate, including the number or type of securities to be purchased.

If, on or after January 29, 2009, the Company should declare or pay any dividend or other distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase any securities) that is payable or distributable to stockholders of record on a date prior to the transfer to our name or our nominee or transferee on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to our rights under “The Offer — Section 12 — Conditions of the Offer,” (i) the purchase price per Share payable by us pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer or (b) be exercised for our benefit at our direction, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as we determine in our sole discretion.

12.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), pay for any Shares tendered in the Offer and may terminate or amend the Offer if:

(A) prior to the expiration of the Offer, the Majority of the Minority Condition or the Financing Condition have not been satisfied, or

(B) at any time on or after January 29, 2009 and prior to the expiration of the Offer (or thereafter in relation to any condition dependent upon the receipt of governmental or regulatory approvals) any of the following conditions exist:

(i) there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (a) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our subsidiaries or affiliates or the consummation by us or any of our subsidiaries or affiliates of any second-step merger or other business combination involving the Company, (b) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or any second-step merger or other business combination involving the Company, (c) seeking to restrain or prohibit the exercise of our full rights of ownership or operation by us or any of our subsidiaries or affiliates of all or any portion of our business or assets or that of the Company or any of our or the Company’s respective subsidiaries or affiliates or to compel us or any of our subsidiaries or affiliates to dispose of or hold separate all or any portion of our business or assets or that of the Company or any of our or the Company’s respective subsidiaries or affiliates, (d) seeking to impose or confirm limitations on our ability or that of any of our subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by us or any of our subsidiaries or affiliates on all matters properly presented to the Company’s stockholders, (e) seeking to require divestiture by us or any of our subsidiaries or affiliates of any Shares, (f) seeking any material diminution in the benefits expected to be derived by us or any of our subsidiaries or affiliates as a result of the transactions contemplated by the Offer or any second-step merger or other business combination involving the Company or (g) that otherwise, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to us or any of our subsidiaries or affiliates; or

(ii) any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer, the acceptance for payment of or payment for Shares or any second-step merger or other business combination involving the Company, by any court, government or governmental authority or agency, domestic, foreign or supranational, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (g) of paragraph (i) above; or

(iii) any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of the Company or any of its subsidiaries or we become aware of any facts that, in our reasonable judgment, is or may be materially adverse to the Company or any of its subsidiaries or has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to us or any of our subsidiaries or affiliates; or

(iv) there occurs (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any decline in any of the NASDAQ Biotech Index, the Dow Jones Industrial Average, the S&P 500 Index or the NASDAQ-100 Index by an amount in excess of 15%, measured from February 6, 2009, (c) any material adverse change (or development or threatened development involving a prospective material adverse change) in the securities or financial markets in the United States or abroad, (d) any material adverse change (or development or threatened development involving a prospective material adverse change) in the currency exchange rates for U.S. dollars or other currency or a suspension of, or a limitation on, the markets therefore, (e) any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, might have a material adverse effect on the business, financial condition, assets, liabilities, operations, results of operations or prospects of the Company or any of its subsidiaries, (f) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (g) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event that, in our reasonable judgment, might adversely affect, the extension of credit by banks or other financial institutions (whether in the banking or debt capital markets or otherwise), (h) any material adverse change in the market price of the Shares, (i) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States or (j) in the case of any of the foregoing existing on February 6, 2009, a material acceleration or worsening thereof; or

(v) (a) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including the Company or any of its subsidiaries), or has been publicly disclosed, or we otherwise learn that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on January 29, 2009, (b) any such person or group which, prior to January 29, 2009, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares constituting 1% or more of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares constituting 1% or more of any class or series of capital stock of the Company (including the Shares), (c) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving the Company or (d) any person has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company; or

(vi) the Company or any of its subsidiaries has (a) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (c) issued or sold, or authorized or proposed the issuance or sale of, (1) any additional Shares (other than the Shares issued pursuant to and in accordance with the terms in effect on January 29, 2009 of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, or (2) any securities or other rights in respect of, in lieu of or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (e) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company, (f) altered or proposed to alter any material term of any outstanding security or issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business, (g) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (h) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to us or any of our subsidiaries or affiliates, (i) entered into or amended any employment, retention, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business or entered into or amended any such agreements, arrangements or plans so as to provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some or all of the Shares or the consummation of any second-step merger or other business combination involving the Company, (j) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or any of its subsidiaries, or we shall have become aware of any such action which was not previously announced or (k) amended, or authorized or proposed any amendment to, the Company’s certificate of incorporation or bylaws (or other similar constituent documents) or we become aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, the Company’s certificate of incorporation or bylaws (or other similar constituent documents) which has not been previously disclosed; or

(vii) we become aware (a) that any material contractual right of the Company or any of its subsidiaries has been or will be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some or all of the Shares or the consummation of any second-step merger or other business combination involving the Company or (b) of any covenant, term or condition in any instrument or agreement of the Company or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to us or any of our subsidiaries or affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares or the consummation of any second-step merger or other business combination involving the Company); or

(viii) any required approval, permit, authorization, extension, action or non-action, waiver or consent of any government or governmental authority or agency (including the matters described or referred to in “The Offer — Section 13 — Certain Legal Matters; Regulatory Approvals”) shall not have been obtained on terms satisfactory to the Purchaser; or

(ix) we or any of our affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries, or we and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated; or

(x) the Company or any of its subsidiaries shall have (a) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (b) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; or

(xi) any act or omission of the Company, any of its subsidiaries or any other person in any way challenges, limits, impairs, modifies, or otherwise affects the right of the Roche Group to exercise its rights under the Company’s bylaws to obtain proportional representation on the Company’s board of directors; or

(xii) it shall be publicly disclosed or has been publicly disclosed, or we or the Company shall learn or otherwise become aware, that the ongoing NSABP C-08 randomized phase III study evaluating the use of modified 5-fluorouracil/leucovorin and oxaliplatin (mFOLFOX6) with or without Avastin in the adjuvant treatment of patients with stage II/III colon cancer has failed either to meet one or more clinical trial endpoints or to achieve, in our reasonable judgment, a commercially significant result, or that such study or any other study or trial of Avastin in the adjuvant setting has produced clinical or other data, that, in our reasonable judgment, has or may have material adverse significance with respect the efficacy, safety or commercial viability of Avastin in the adjuvant setting;

which, in our reasonable judgment, in any such case, and regardless of the circumstances (including any action or omission by any member of the Roche Group) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser, in its sole discretion regardless of the circumstances (including any action or omission by any member of the Roche Group) giving rise to any such condition, at any time prior to the expiration of the Offer (and thereafter in relation to any conditions to the Offer dependent upon the receipt of governmental or regulatory approvals). Our failure at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time prior to the expiration of the Offer (or thereafter in relation to any condition dependent upon the receipt of governmental or regulatory approvals). The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Subject to applicable law (including determinations of a court of competent jurisdiction), any determination made by us concerning the events described in this Section 12 shall be final and binding on all parties.

13.	Certain Legal Matters; Regulatory Approvals.

Requirements for a Merger.  If following the consummation of the Offer the Roche Group owns 90% or more of the outstanding Shares, we intend to consummate, as soon as reasonably practicable, a second-step merger with the Company in which all outstanding Shares not owned by the Roche Group will be converted into the right to receive cash in an amount equal to the price per Share paid in the Offer, without interest, subject to compliance with the Affiliation Agreement. Under Delaware Law, if the Roche Group owns 90% or more of the outstanding Shares, we would be able to effect a second-step merger under the short-form merger provisions of Delaware Law without a vote of, or prior notice to, the Company’s board of directors or stockholders. In addition to the requirements of Delaware Law, the Affiliation Agreement provides that as a condition to any merger between the Company and any member of the Roche Group, either (i) the merger receives the favorable vote of a majority of the Shares voted at any meeting or adjournment thereof not beneficially owned by the Roche Group and its affiliates (with no person or group entitled to cast more than 5% of the votes cast at the meeting) or (ii) the value of the consideration to be received by the public stockholders in the merger must be equal to or greater than the average of the means of the ranges of fair values for the Shares as determined by two investment banks of nationally recognized standing appointed by a committee of the Company’s independent directors.

If following the consummation of the Offer the Roche Group does not own 90% or more of the outstanding Shares, we will review our options, including evaluating whether or not to pursue a merger with the Company. Any such merger would have to comply with Delaware Law, which would require, among other things, the approval of the Company’s board of directors and a majority of the outstanding Shares. In addition, we would have to comply with the requirements of the Affiliation Agreement as described above. See “Special Factors — Section 6 — Effects of the Offer.”

Regulatory Approval — General.  Based on our examination of publicly available information filed by the Company with the SEC and a review of certain information furnished by the Company to us, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental authority or agency, domestic, foreign or supernational, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer — Section 12 — Conditions of the Offer.”

U.S. Antitrust.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that have been promulgated thereunder (together, the “HSR Act”) by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. We do not believe that the purchase of Shares by us in the Offer or any second-step merger is subject to such requirements because the Roche Group currently owns Shares representing more than 50% of the Company’s outstanding voting securities, which means that the Roche Group is in “control” of the Company for purposes of these requirements. Although we do not believe that this transaction is subject to antitrust approval under the HSR Act, the Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by us pursuant to the Offer and any second-step merger. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares by us pursuant to the Offer or any second-step merger or seeking divestiture of the Shares so acquired or divestiture of substantial assets of the Roche Group or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. We do not believe that the purchase of Shares by us pursuant to the Offer or any second-step merger will result in a violation of any antitrust laws of the United States. However, there can be no assurance that a challenge to the Offer or any second-step merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Foreign Antitrust Approvals.  The Company and its subsidiaries transact business in a number of additional countries outside of the United States. Under the antitrust or merger control statutes or regulations of certain of these foreign countries, certain acquisition transactions require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein. We do not believe that the purchase of Shares by us in the Offer or any second-step merger is subject to such requirements because the Roche Group owns, and has owned since 1990, more than 50% of the Company’s outstanding voting securities. Although we do not believe that this transaction is subject to any such statutes or regulations, if any such statutes or regulations were deemed to apply, and any applicable waiting period under foreign antitrust or competition laws has not expired or been terminated or any approval or exemption required to consummate the Offer has not been obtained, we will not be obligated to accept for payment or pay for any tendered Shares unless and until such approval or exemption has been obtained or such waiting period has expired. See “The Offer — Section 12 — Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to foreign antitrust approvals.

Exon-Florio.  Under the Exon-Florio Statute, Sec. 721 of Title VII of the Defense Production Act of 1950, as amended (“Exon-Florio”), the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of businesses engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of the acquired entity might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Under Exon-Florio, the Committee on Foreign Investment in the United States (“CFIUS”), an inter-agency committee chaired by the Treasury Department, and the President have substantial discretion in conducting national security reviews and investigations. Although

Exon-Florio does not require the filing of a notification and does not prohibit the consummation of acquisitions, mergers or takeovers, if an acquisition, merger or takeover is consummated prior to the issuance of a no-action letter or notification is not made, such an acquisition, merger or takeover thereafter remains subject to divestment after the closing should the President subsequently determine that the national security of the United States has been threatened or impaired. Before acquiring a majority interest in the Company in 1990, the Roche Group filed a notification of the proposed transaction with CFIUS, and CFIUS concluded that no action under Exon-Florio was required. The Purchaser does not currently intend to file a notification with CFIUS in connection with the Offer or any second-step merger. Should CFIUS, however, initiate a review of the proposed tender offer, we would not be obligated to accept for payment or pay for the tendered Shares. See “The Offer — Section 12 — Conditions of the Offer.”

State Takeover Statutes.  A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. We do not know whether any of these laws will, by their terms, apply to the Offer or any second-step merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any second-step merger, we believe that there are reasonable bases for contesting the application of such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an “interested stockholder” (generally defined as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (generally defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder, unless special requirements are met or certain exceptions apply. Section 203 of Delaware Law does not apply to a Delaware corporation that opts out of its application in its certificate of incorporation or to any stockholder which became an interested stockholder at a time when the corporation was not publicly held. Because the Company has opted out of Section 203 of Delaware Law in its certificate of incorporation, as well as certain other factors, we do not believe that Section 203 of Delaware Law would apply to the Offer or any second-step merger.

Certain Litigation.  Following the public announcement on July 21, 2008 of the proposal to acquire all of the outstanding Shares not owned by the Roche Group for $89 per Share in cash, several putative shareholder class action complaints challenging the $89 per Share proposal were filed against Parent, RHI, the Company and the individual members of the Company’s board of directors, including the Roche Group’s designees and the independent members of the board.

Delaware Chancery Court.

Beginning on July 22, 2008, nine putative shareholder class action complaints challenging the $89 per Share proposal were filed against Parent, RHI, the Company and the members of the Company’s board of directors in the Court of Chancery of the State of Delaware. On August 1, 2008, following a status conference, the Court ordered the complaints filed as of that date to be consolidated under the caption In re Genentech, Inc. Shareholders Litigation. On August 12, 2008, the Court entered an order consolidating the complaints filed in the interim into In re Genentech, Inc. Shareholders Litigation and granted plaintiffs’ motion appointing co-lead plaintiffs and co-lead counsel. On August 18, 2008, plaintiffs filed a Verified Consolidated Class Action Complaint (the “Consolidated Delaware Complaint”) seeking damages, declaratory and injunctive relief concerning allegations that RHI and the Roche Group’s designees on the Company’s board of directors have breached their fiduciary duties owed to the Company’s minority stockholders by utilizing material inside information to formulate the $89 per Share proposal and that such proposal is coercive and not entirely fair to the Company’s minority stockholders. In addition, the Consolidated Delaware Complaint seeks declaratory and injunctive relief concerning the validity, interpretation and application of certain provisions of the Affiliation Agreement and the Company’s certificate of incorporation. Also on August 18, 2008, plaintiffs also moved for partial summary judgment on their claims concerning the challenged provisions of the Affiliation Agreement and the Company’s certificate of incorporation. On September 24, 2008, plaintiffs, RHI and the Roche Group’s designees on the Company’s board of directors entered into a stipulation resolving issues relating to plaintiffs’ challenges to the Affiliation Agreement and the Company’s certificate of incorporation. The stipulation, which was approved by the Court on September 26, 2008, confirms, among other things, that: (i) the Affiliation Agreement does not require the Company or the Company’s board of directors to accept any proposal by RHI concerning a business combination involving the Company; (ii) the Affiliation Agreement and the Company’s certificate of incorporation do not eliminate or limit any statutory or common law requirements for the consummation of a business combination involving Roche and the Company; and (iii) the Company’s certificate of incorporation does not eliminate or limit the liability of RHI or the Roche Group’s designees on the Company’s board of directors for alleged breaches of the duty of loyalty. On September 30, 2008, plaintiffs withdrew their motion for partial summary judgment.

California Superior Court.

Beginning on July 21, 2008, approximately 18 putative shareholder class action complaints challenging the $89 per Share proposal were filed against Parent, RHI, the Company and the members of the Company’s board of directors in the Superior Court for the State of California, County of San Mateo. These complaints generally allege that (1) the price offered by Roche to acquire the minority interest in the Company is inadequate, (2) the members of the Company’s board of directors have breached their fiduciary and common law duties owed to the Company’s stockholders and (3) RHI has breached its duties as a controlling stockholder of the Company and aided and abetted the members of the Company’s board of directors in breaching their duties. Plaintiffs seek, among other things, preliminary and permanent injunctive relief enjoining RHI’s acquisition of the minority interest in the Company on the terms then proposed, requiring the members of the Company’s board of directors to conduct a fair process to evaluate the Company’s value-maximizing alternatives, rescinding any transaction consummated, awarding rescissory damages and/or awarding compensatory damages. In addition, at least one of the complaints included a challenge to certain provisions of the Affiliation Agreement. Several of these plaintiffs sought discovery from the Company and the respective financial advisors to Parent, RHI and the Company.

On August 18, 2008, Judge Mittlesteadt, who was assigned the San Mateo actions, held an initial case management conference, during which she consolidated the complaints filed in San Mateo by that date (with one exception, noted below) under the caption In re Genentech/Roche Shareholder Litigation and stayed discovery pending resolution of pending motions to stay filed by the defendants. On August 28, 2008, Judge Mittlesteadt granted plaintiffs’ motion appointing co-lead counsel and heard oral argument on defendants’ motions to stay the San Mateo litigation in favor of the Delaware consolidated action. On September 2, 2008, Judge Mittlesteadt ordered the California consolidated action stayed pending resolution of the Delaware consolidated action. The parties continue to provide Judge Mittlesteadt with updates on the status of the Delaware consolidated action at periodic case status conferences.

There is one other action in San Mateo in addition to In re Genentech/Roche Shareholder Litigation. On August 5, 2008, the plaintiff in the San Mateo action captioned Colwell v. Genentech exercised a peremptory challenge against Judge Mittlesteadt, causing this case to be reassigned. On October 17, 2008, Judge Beth Freeman, to whom the Colwell action was assigned, held an initial case management conference. On November 10, 2008, the parties entered a stipulation reflecting their agreement to stay the Colwell litigation in favor of the Delaware consolidated action.

In addition to the aforementioned San Mateo actions, on July 24, 2008, a putative shareholder class action complaint was filed against the Company and the members of the Company’s board of directors in the Superior Court of the State of California, County of San Francisco, but the plaintiff in this action moved to voluntarily dismiss the complaint filed in the County of San Francisco.

California Federal District Court.

Beginning on July 23, 2008, three putative shareholder class action complaints challenging the $89 per Share proposal were filed against Parent, RHI, the Company and the members of the Company’s board of directors in the United States District Court for the Northern District of California. These complaints generally allege that (1) the price offered by Roche to acquire the minority interest in the Company is inadequate, (2) the members of the Company’s board of directors have breached their fiduciary and common law duties owed to the Company’s stockholders and (3) RHI has breached its duties as a controlling stockholder of the Company and aided and abetted the members of the Company’s board of directors in breaching their duties. Plaintiffs seek, among other things, preliminary and permanent injunctive relief enjoining RHI’s acquisition of the minority interest in the Company on the terms then proposed, requiring the members of the Company’s board of directors to conduct a fair process to evaluate the Company’s value-maximizing alternatives, rescinding any transaction consummated, awarding rescissory damages and/or awarding compensatory damages. The District Court has determined that these actions are related actions. Court orders have been entered in these actions reflecting the parties’ agreement to suspend defendants’ obligation to answer or otherwise respond to these complaints until plaintiffs have appointed lead counsel and filed a consolidated amended complaint.

Other.  The Company and its subsidiaries conduct business and sell products in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer or any second-step merger, the foreign investment laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or governmental authority, or if any required approvals, waivers or consents are not obtained, or obtained subject to condition, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer — Section 12 — Conditions of the Offer.”

14.	Fees and Expenses.

Greenhill is acting as our financial advisor and as dealer manager in connection with the Offer, for which services Greenhill will receive a fee, a substantial portion of which is payable on consummation of a transaction or entry into a definitive agreement that subsequently results in a transaction. We have also agreed to reimburse Greenhill for reasonable travel and other out-of-pocket expenses incurred in performing its services (including the fees and expenses of outside counsel) and to indemnify Greenhill against certain liabilities in connection with its services as financial advisor and Dealer Manager, including certain liabilities under the U.S. federal securities laws. For a discussion of the fees to be paid to Greenhill in connection with Offer, see “Special Factors — Section 4 — Summary of Presentation of Greenhill to Roche.”

We have retained MacKenzie Partners, Inc. to act as the information agent and Mellon Investor Services LLC to act as the depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The following is an estimate of fees and expenses to be incurred by the Roche Group in connection with the Offer:

Type of Fee	Amount

Filing Fees	$1,652,803
Financial Advisor’s Fees and Expenses (including services as Dealer Manager)	37,500,000
Depositary	150,000
Information Agent (including mailing)	6,000,000
Legal Fees, printing and other	3,985,000

Total	$49,287,803

The Roche Group will also incur fees and expenses in connection with the financing for the Offer and any second-step merger, which cannot be determined as of the date of this Offer to Purchase. In addition, the Company will incur its own fees and expenses in connection with the Offer. The Company will not pay any of the fees and expenses to be incurred by any other member of the Roche Group.

15.	Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If we become aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that statute. If, after a good faith effort, we cannot comply with the statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, holders of Shares in the relevant jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO in connection with the Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, which includes the information required by Rule 13e-3 under the Exchange Act, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under “The Offer — Section 8 — Certain Information Concerning the Company — Additional Information.”

Roche Investments USA Inc.

February 9, 2009

SCHEDULE A

DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING
SHAREHOLDERS OF PARENT

The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director, executive officer and controlling shareholder of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. The business address of each director, officer and controlling shareholder is Grenzacherstrasse 124, CH-4070, Basel, Switzerland. Directors are identified by an asterisk and controlling shareholders are identified with a cross.

Current Principal Occupation or Employment
Name	and Five-Year Employment History	Citizenship

Dr. Franz B. Humer*	Dr. Humer has been a director since 1995 and served as Chairman of the Board since 2001. He served as Chief Executive Officer from 1998 through March 2008. Dr. Humer is currently non-executive Chairman of Diageo Plc. (since July 2008), a member of the Board of Chugai Pharmaceuticals and a member of the Supervisory Board of Allianz AG. He was a board member of the Company from 1995 through 2004.	Switzerland and Austria

Dr. Severin Schwan	Dr. Schwan has been Chief Executive Officer since March 2008. He served as Chief Executive Officer of Roche’s Diagnostics Division from 2006 through December 2007. He also served as Head of the Asia Pacific region of Roche Diagnostics Asia Pacific Pte Ltd from 2004 to 2006 and Head of Global Finance and Services of the Diagnostics Division from 2000 to 2004.	Austria

Prof. Dr. Bruno Gehrig*	Prof. Dr. Gehrig is Vice-Chairman and has been a director since 2004. He has served as Chairman of the Board of Swiss Life since 2003. In addition, Prof. Dr. Gehrig has served as a Professor of Management at the University of St. Gallen since 1991. He has been a member of the Board of UBS AG since 2008.	Switzerland

André Hoffmann*†	Mr. Hoffmann is Vice-Chairman and has been a director since 1996. He is a private investor. Since 2000, Mr. Hoffmann has served as Chairman of Nemadi Advisors Ltd. and as a member of the Boards of Givaudan Ltd. and Glyndebourne Productions Ltd. He is also Chairman of Living Planet Fund Management Co (since 2003) and a member of the Board of Brunswick Leasing Ltd. (since 2003), Massellaz S.A., Morges, Amazentis S.A., Lausanne and MedAssurant Inc., USA (since 2008). Mr. Hoffmann is Vice-Chairman of the Board of Givaudan Ltd., Vernier (Geneva).	Switzerland

Prof. Dr. Pius Baschera*	Prof. Dr. Baschera has been a director since 2007. He is Chairman of the Board of Hilti Corporation and was Chief Executive Officer of Hilti Corporation from 1994 until 2006. Prof. Dr. Baschera has been Chairman of the Board of Venture Incubator AG since 2001, a member of the Boards of Schindler Holding AG since 2005 and Vice-Chairman of the Advisory Boards of Vorwerk Group and ARDEX Group since 1995 and 2002, respectively.	Switzerland and Italy

Current Principal Occupation or Employment
Name	and Five-Year Employment History	Citizenship

Prof. Dr. John Irving Bell*	Prof. Dr. Bell has been a director since 2001. He has served as the Regius Professor of Medicine at the University of Oxford since 2002. Since 2006, Prof. Dr. Bell has served as President of the Academy of Medical Sciences in the United Kingdom.	Canada and the United Kingdom

Peter Brabeck-Letmathe*	Mr. Brabeck-Letmathe has been a director since 2000. He is Chairman of the Board of Nestlé S.A. (since 2005), where he was the Chief Executive Officer from 1997 to 2008. Mr. Brabeck-Letmathe is currently Vice Chairman of L’Oréal, where he has been a member of the Board since 1997. He is also a member of the Board of the Credit Suisse Group (since 1997).	Austria

Lodewijk J.R. de Vink*	Mr. de Vink has been a director since 2004. He has served as a founding partner of Blackstone Healthcare Partners, LLC since 2003 and is currently a member of the Boards of Alcon, Inc. and Flamel Technologies.	United States

Walter Frey*	Mr. Frey has been a director since 2001. He has served as President of the Emil Frey Group since 1969 and as President of the Board of ZLE Betriebs AG since 1997. Mr. Frey is a member of the Boards of economiesuisse (since 2008), Allianz Suisse (since 2001), Rhomberg Bau AG and Rhomberg Bahntechnik AG (since 2006).	Switzerland

Dr. DeAnne Julius*	Dr. Julius has been a director since 2002. She is currently the Chairman of Chatham House. She has also served as Chairman of the Royal Institute of International Affairs since 2003. From 2001 through 2004, Dr. Julius was a director of the Bank of England and the Bank of England Pension Fund. She is a member of the Board of Jones Lang LaSalle Inc., USA (since 2008) and has been a member of the Board of BP plc (since 2001). She was previously a member of the Board of Serco Group plc and was a director of Lloyds TSB Group plc and Lloyds Bank plc from 2001 to 2007. She has been a member of the Advisory Board of Rock Creek Global and Wadhwani Asset Management LLP since 2004 and 2003, respectively.	United States and the United Kingdom

Dr. Andreas Oeri*†	Dr. Oeri has been a director since 1996. He is an orthopedic surgeon.	Switzerland

Dr. Wolfgang Ruttenstorfer*	Dr. Ruttenstorfer has been a director since 2007. He has served as Chairman of the Executive Board and Chief Executive Officer of OMV Aktiengesellschaft since 2002.	Austria

Prof. Dr. Horst Teltschik*	Prof. Dr. Teltschik has been a director since 2002. He is President of Teltschik Associates, a consulting firm. Prof. Dr. Teltschik served as President of Boeing Germany from 2003 until 2006.	Germany

Prof. Dr. Beatrice Weder di Mauro*	Prof. Dr. Weder di Mauro has been a director since 2006. She has served as a Professor of International Finance and Macroeconomics at the University of Mainz since 2001. Prof. Dr. Weder di Mauro has been a member the Supervisory Board of ERGO Insurance Group since 2005 and a member of the German Council of Economic Experts since 2004.	Switzerland and Italy

Current Principal Occupation or Employment
Name	and Five-Year Employment History	Citizenship

Dr. Erich Hunziker	Dr. Hunziker has served as Chief Financial Officer since 2001 and Deputy Head of the Corporate Executive Committee since 2005. He has been a member of the Board of the Company since 2004, Chugai Pharmaceuticals since 2006 and Holcim Ltd. since 1998.	Switzerland

Dr. Jürgen Schwiezer	Dr. Schwiezer has served as Chief Executive Officer of Roche’s Diagnostics Division since 2008. From 2000 to 2008, he served as President EMEA and Latin America, Diagnostics Division. From 2000 through 2007 he served as Chairman of the Executive Board of Roche Diagnostics GmbH.	Germany

William M. Burns	Mr. Burns has served as Chief Executive Officer of Roche’s Pharmaceuticals Division since 2005. He served as Head of the Pharmaceuticals Division from 2001 to 2005. Mr. Burns has been a member of the Board of Chugai Pharmaceuticals since 2002 and of the Company since 2004.	United Kingdom

Prof. Jonathan K.C. Knowles	Prof. Knowles has served as Head of Global Research since 1997. He has been a member of the Board of the Company since 1998 and Chugai Pharmaceuticals since 2003.	United Kingdom

Dr. Gottlieb A. Keller	Dr. Keller has served as General Counsel and Head of Corporate Services since 2008. From 2004 through 2008, he was Head of Corporate Services and Human Resources and has been Secretary to the Board since 1999. He is a member of the Boards of SGCI Chemie Schweiz and economiesuisse (since 2007). He was a director of the Basilea Pharmaceutica AG, Basel from 2003 to 2008.	Switzerland

Silvia Ayyoubi	Ms. Ayyoubi has served as Head of Corporate Human Resources since 2008. From 2001 through 2008, she served as Head of Global Human Resources, Diagnostics Division.	Switzerland

Vera Michalski-Hoffmann†	Ms. Michalski-Hoffmann is Head of Libella, a publishing group.	Switzerland

Marie-Anne Hoffmann†	Ms. Hoffmann is a freelance producer.	Switzerland

Sabine Duschmalé-Oeri†	Ms. Duschmalé-Oeri engages in volunteer work and is involved in a number of cultural and social foundations.	Switzerland

Catherine Oeri†	Ms. Oeri is a therapist.	Switzerland

Beatrice Oeri†	Ms. Oeri engages in volunteer work and is a trustee for a number of cultural and social foundations.	Switzerland

Maja Oeri†	Ms. Oeri is an art historian. She is a trustee of the Museum of Modern Art in New York and a member of the Art Commission of the Museum of Fine Arts in Basel. Ms. Oeri is also President of the Emanuel Hoffmann Foundation, the Laurenz Foundation and the Laurenz-Haus Foundation.	Switzerland

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of our directors and executive officers are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with us. The business address of each director and officer is 150 Clove Road, Little Falls, New Jersey 07424, except for Carol Fiederlein, whose business address is 1220 N. Market Street, Suite 334, Wilmington, DE 19801 and Frederick C. Kentz III, whose business address is 340 Kingsland Street, Nutley, New Jersey 07110. Directors are identified by an asterisk.

Current Principal Occupation or
Name	Employment and Five-Year Employment History	Citizenship

Frank J. D’Angelo*	Vice President since the Purchaser was formed. Mr. D’Angelo has served as the President of Roche Finance USA Inc. since 1997.	United States

Carol Fiederlein	Secretary since the Purchaser was formed. Ms. Fiederlein has served as Finance Manager of Roche Holdings, Inc. since October 2003.	United States

Frederick C. Kentz III*	President since the Purchaser was formed. Mr. Kentz has served as Vice President, General Counsel, Secretary and a Director of Hoffmann-La Roche Inc. since 1995.	United States

David P. McDede*	Treasurer since the Purchaser was formed. Mr. McDede has served as Vice President and Treasurer of Roche Finance USA Inc. since 2003 and as Vice President and Treasurer of Hoffmann-La Roche Inc. since 2001.	United States

Bruce Resnick	Assistant Secretary since the Purchaser was formed. Tax Counsel of Roche Finance USA Inc. since 1997.	United States

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth (i) certain information with respect to the Shares beneficially owned by Parent, the Purchaser and, to the best of their knowledge, their respective directors and officers, and, in the case of Parent, controlling shareholders and (ii) the purchases of Shares by Parent, the Purchaser and, to the best of their knowledge, their respective directors and officers, and, in the case of Parent, controlling shareholders during the past sixty days. The security ownership information in the table below is given as of February 9, 2009 and, in the case of percentage ownership information, is based on 1,052,033,529 Shares outstanding as of October 31, 2008. Beneficial ownership is determined in accordance with the rules of the SEC (except as noted below).

	Securities Ownership
				Securities
				Transactions for
Filing Person	Number		Percent	Past 60 Days

Parent	587,189,380	(1)	55.8%	None

The Purchaser	0		0%	None

Frederick C. Kentz III	200	(2)	< 0.0001%	None

All directors, officers and controlling shareholders

of Parent as a group(3)	0		0%	None

All directors and officers of the Purchaser as a group	200		< 0.0001%	None

(1)	Consists of 587,189,380 Shares held by Roche Holdings, Inc., an indirect wholly owned subsidiary of Roche Holding Ltd. Roche Holding Ltd, in its capacity as the indirect parent company of Roche Holdings, Inc., may be deemed to have shared voting and dispositive power with respect to the Shares that are owned by Roche Holdings, Inc. In connection with, and as a condition to the completion of the financing for, the Offer, it is expected that Roche Holdings, Inc. will transfer its interest in the Company to the Purchaser.

(2)	Mr. Kentz, the President and a director of the Purchaser, beneficially owns 200 Shares in an account over which an investment manager exercises shared investment discretion.

(3)	The Shares owned by the Roche Group are not included in the Shares beneficially owned by the directors, officers and controlling shareholders of Parent.

B-1

SCHEDULE C

GENERAL CORPORATION LAW OF DELAWARE
SECTION 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

Mellon Investor Services LLC

By Mail:	By Hand or Overnight Mail:
Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Corporate Actions Dept., 27th Floor	Attn: Corporate Actions Dept., 27th Floor
P.O. Box 3301	480 Washington Boulevard
South Hackensack, NJ 07606	Jersey City, NJ 07310
By Facsimile:
(For Eligible Institutions Only)
(201) 680-4626
Confirm Facsimile Transmission:
(201) 680-4860

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free: (800) 322-2885

Email: genentech@mackenziepartners.com

The Dealer Manager for the Offer is:

Greenhill

Greenhill & Co., LLC
300 Park Avenue
New York, New York 10022

Call Toll Free: (888) 504-7336